UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Magnolia Oil & Gas Corporation

(Name of Registrant as Specified In Its Charter)

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2020

The Notice of Internet Availability of Proxy Materials for the 2020 Annual Meeting (the “Notice”), the proxy statement for the 2020 Annual Meeting of Stockholders of Magnolia Oil & Gas Corporation (the “Annual Meeting”) and our annual report on Form 10‑K for the fiscal year ended December 31, 2019 (the “2019 Form 10‑K”) are available at: http://www.proxyvote.com.

You may vote electronically over the Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the Annual Meeting by following the instructions in this proxy statement. You may also attend the Annual Meeting and vote on the Proposals when presented. See “Questions and Answers about the Meeting” for information about voting by telephone or electronically over the Internet, how to revoke a proxy and how to vote shares at the Annual Meeting.

Dear Stockholders of Magnolia Oil & Gas Corporation,

On behalf of the Board of Directors and employees of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”), I cordially invite you to participate in our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 4, 2020, at 8:00 a.m., Central Time, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046.  The attached Notice of 2020 Annual Meeting of Stockholders and this proxy statement will serve as your guide to the business to be conducted during the Annual Meeting.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials for the 2020 Annual Meeting (the “Notice”), which provides instructions regarding how stockholders can access and review proxy materials over the Internet and submit their proxy electronically or by telephone.  We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting.  If you received the Notice and you would instead prefer to receive a paper copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice.

Your vote is very important to us.  We encourage you to sign and return your proxy card and/or vote by telephone or electronically over the Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the meeting.

Thank you for being a stockholder and for the trust you have in our Company.

Sincerely,

Stephen I. Chazen
Chairman, President and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

March 20, 2020

To the Stockholders of Magnolia Oil & Gas Corporation:

NOTICE IS HEREBY GIVEN that the Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” or “us”)  2020 Annual Meeting of Stockholders (the “Annual Meeting”)  will be held on Monday, May 4, 2020, at 8:00 a.m., Central Time, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046.  The Annual Meeting is being held for the following purposes:

1.	To elect seven directors to serve on our Board of Directors for a one year term, commencing on the date of the Annual Meeting;
2.	To approve an advisory, non-binding resolution regarding the compensation of Magnolia’s named executive officers for 2019 (“say-on-pay vote”);
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of Magnolia’s  Class A Common Stock and Class B Common Stock at the close of business on March 6, 2020 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.  The Notice of Internet Availability of Proxy Materials for the 2020 Annual Meeting (the “Notice”), this proxy statement and the form of proxy card are first being sent or made available to stockholders on or about March 20, 2020, along with instructions on accessing our 2019 Form 10‑K.

It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Even if you plan to attend the Annual Meeting, we urge you to vote in advance electronically over the Internet or by telephone or, if you receive paper proxy materials, by completing and returning the enclosed proxy card.

We appreciate the confidence you have placed in us through your investment.

By order of the Board of Directors,

Timothy D. Yang
Executive Vice President, General Counsel and
Corporate Secretary

v

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Magnolia Oil & Gas Corporation (“Magnolia,” the “Company,” “we,” “our” and “us”) is furnishing you this proxy statement in connection with its solicitation of proxies to be voted at our 2020 Annual Meeting of Stockholders, including any adjournment or postponement of that meeting (the “Annual Meeting”).

Details of the 2020 Annual Meeting of Stockholders

Date:	Monday, May 4, 2020
Time:	8:00 a.m., Central Time
Place:	Twelve Greenway Plaza, Suite 100, Houston, Texas 77046

The proxy materials, including this proxy statement, the proxy card and the 2019 Form 10‑K, are being distributed and made available on or about March 20, 2020, to our stockholders of record as of the close of business on March 6, 2020 (the “Record Date”).  A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our principal executive offices, located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046 (telephone number (713) 842‑9050).  The list of stockholders will also be available for stockholders during the Annual Meeting.

Voting Matters and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the following matters:

Proposal	Board Recommendation
Election of the seven director nominees named in this proxy statement to serve on our Board for a one year term, commencing on the date of the Annual Meeting (Proposal 1)	FOR
Approval of an advisory, non-binding resolution regarding the compensation of our named executive officers for 2019 (“say-on-pay vote”) (Proposal 2)	FOR
Ratification of our independent registered public accounting firm for the 2020 fiscal year (Proposal 3)	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials or the Notice?

We sent you the proxy materials, including this proxy statement, the proxy card and our 2019 Form 10‑K, or the Notice of Internet Availability of Proxy Materials for the 2020 Annual Meeting (the “Notice”), because we are holding our Annual Meeting and the Board is asking for your proxy to vote your shares of Common Stock at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting.

Certain of our stockholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them.  The Notice will provide stockholders with notice of the Annual Meeting and with instructions regarding how stockholders can access and review all of the proxy materials over the Internet. The Notice also provides instructions as to how you may submit your proxy electronically over the Internet or by telephone. You cannot vote by marking the Notice and returning it.  If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on March 6, 2020, the Record Date for determining the stockholders who are entitled to vote at the Annual Meeting.  As of the Record Date, there were a total of 168,419,312 shares of Class A Common Stock and 85,789,814 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Our stockholders are entitled to one vote at the Annual Meeting for each share of Class A Common Stock or Class B Common Stock held of record as of the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. For purposes of all Proposals, holders representing a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purpose of establishing a quorum with respect to each Proposal.  In addition, broker non-votes (described below) will be considered present for quorum purposes.

How do I vote?

If you were a holder of record of Common Stock on the Record Date, you may vote with respect to the Proposals in person at the Annual Meeting, or you may vote in advance using any of the following methods:

Internet	Phone	Mail

Go to http://www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.

Call 1‑800‑690‑6903: You can use any touchtone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.

If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Voting by using any of the methods above enables you to appoint Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, and Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary, each as your representative at the Annual Meeting, and to authorize them to vote your shares during the

Annual Meeting in accordance with your instructions. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you vote in advance of the Annual Meeting using any of the methods above in case your plans change. If a Proposal comes up for vote during the Annual Meeting that is not currently contemplated, the representatives you have appointed as proxies will vote your shares, under your proxy, according to their best judgment.

If you hold your shares in “street name,” you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name.”  If your shares are held in an account at a broker, bank, broker-dealer, custodian or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the Annual Meeting. Those instructions are contained in a "voter instruction form" provided to you.  If you hold shares through a broker, bank, or other nominee and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it to the inspector of election with your ballot at the Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who are voting with respect to shares that are held in “street name,” brokers have the discretion to vote such shares on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters, such as the election of directors or the advisory proposal on executive compensation.  If you are a beneficial owner of Common Stock and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any Proposal on which the broker, bank or other nominee does not have discretionary authority to vote.  This is called a “broker non-vote.”

Why would the Annual Meeting be adjourned or postponed?

The Board intends to adjourn and postpone the Annual Meeting if, as of May 4, 2020, the number of shares of Common Stock present at the Annual Meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the Proposals described in this proxy statement to be submitted to stockholders for consideration.

May I revoke my proxy or change my vote after I have voted?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Providing written notice of revocation to the Corporate Secretary at Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046;
•

Delivering a valid, later-dated proxy or a later-dated vote over the Internet or by telephone, in each case, no later than 11:59 p.m., Eastern Time, on May 3, 2020, the day before the Annual Meeting; or

•	Attending the Annual Meeting and voting in person during the meeting, which will automatically cancel any proxy previously given.

Please note that your attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you vote by ballot during the Annual Meeting. If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken.  Please also note that if your shares of Common Stock are held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the materials provided to you by the broker, bank or other nominee.

Will my shares be voted if I do not provide my proxy or if I do not indicate how to vote my proxy?

Your shares of Common Stock may be voted on routine matters if they are held in “street name” even if you do not provide the broker, bank or other nominee with voting instructions. See “What is a broker non-vote?” above.

If you are a stockholder of record, you may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote FOR each director nominee, FOR approval on an advisory basis of our named executive officer compensation, and FOR ratification of the appointment of KPMG as our independent registered public accounting firm.  If you are a stockholder of record and you do not provide a signed proxy card, your shares will not be voted.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who bears the costs of soliciting proxies?

We do. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Annual Meeting and has agreed to pay Innisfree a fee of $20,000.  In addition, the Company will reimburse, or advance funds to, Innisfree for reasonable out-of-pocket expenses incurred in connection with Innisfree’s services and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses.  The Company also reimburses brokers, banks and other nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition, some of our employees or agents may contact you by telephone, by mail or in person regarding the Annual Meeting proposals. None of our employees will receive any extra compensation for providing those services.  Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

How can I obtain additional information about the Company?

A copy of the Company’s  2019 Form 10‑K, which contains audited consolidated financial statements for the 2019  fiscal year,  has been posted on the Internet along with this proxy statement,  and these materials are available at http://www.proxyvote.com. Stockholders may also obtain a copy of our 2019 Form 10‑K (without exhibits), without charge, by writing to our Investor Relations department at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046,  or bcorales@mgyoil.com, or by calling (713) 842‑9036.

We also furnish or file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file with the SEC. The SEC’s website address is http://www.sec.gov. In addition, we make our Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q, and Current Reports on Form 8‑K available free of charge on our website, at www.magnoliaoilgas.com, under the “Investors” tab as soon as reasonably practicable after they are filed or furnished with the SEC.  Information on our website is not incorporated into this proxy statement or any of the Company’s other filings with the SEC.  Our Class A Common Stock is listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MGY.”

If you have any questions or need assistance voting your shares, you may contact Innisfree at 501 Madison Avenue, 20th Floor, New York, NY 10022.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board and the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) have nominated the seven individuals named below for election as directors at the Annual Meeting:

Name of Director	Age (As of March 20, 2020)	Director Since
Stephen I. Chazen	73	May 2017
Arcilia C. Acosta	54	May 2017
Angela M. Busch	53	July 2018
Edward P. Djerejian	81	May 2017
James R. Larson	70	July 2018
Dan F. Smith	73	May 2017
John B. Walker	74	July 2018

Holders of our Class A Common Stock and Class B Common Stock are being asked to elect the seven directors listed above to serve a one year term, commencing on the date of the Annual Meeting,  and until their respective successors are duly elected and qualified, subject to each such director’s earlier death, resignation, retirement, disqualification or removal.  Under the terms of our Stockholder Agreement, dated as of July 31, 2018 (the “Stockholder Agreement”), certain affiliates of EnerVest, Ltd. (“EnerVest”) (who collectively own more than 47% of the shares of our Common Stock entitled to vote at the Annual Meeting) are entitled to nominate two directors and agreed to vote all of their shares of Common Stock in favor of the directors nominated by the Governance Committee.  Please see “Certain Relationships and Related Party Transactions—Stockholder Agreement” for additional information.

Information about Director Nominees

The following sets forth information regarding each nominee:

Stephen “Steve” I. Chazen has served as our President and Chief Executive Officer since February 2017 and as Chairman of the Board following the completion of our initial public offering in May 2017. Mr. Chazen retired as Chief Executive Officer of Occidental Petroleum Corporation, whose principal businesses consist of oil and gas, chemical, and midstream and marketing segments (“Occidental”), in April 2016. He began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served in that position until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen served on the Board of Directors of Occidental from 2010 to 2017. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the Board of the American Petroleum Institute and the Catalina Island Conservancy. He was appointed to the University of Houston System Board of Regents in 2018 and serves on the Advisory Board at Rice University’s Baker Institute for Public Policy.  He is a director of Houston Methodist Institute for Academic Medicine, The Williams Companies, Inc., and the National Park Foundation.  He served on the board of directors of Ecolab, Inc., a global leader in water, hygiene, and energy technologies and services (“Ecolab”), from 2012 to 2019. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a Master’s degree in Finance from the University of Houston and a Bachelor’s degree in Geology from Rutgers College.

Mr. Chazen is well-qualified to serve as a director because of his significant directorship experience, as well as his substantial and broad experience in the energy sector, as an executive, advisor and director.

Arcilia C. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional, and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the board of directors of ONE Gas, Incorporated, the Texas Higher

Education Coordinating Board, and the Dallas Citizens Council. She was also elected to the board of directors of Vistra Energy Corp. on February 24, 2020. Ms. Acosta previously served on the national advisory board for BBVA Compass Bank and the Texas Tech National Alumni Association. Ms. Acosta’s prior board service also includes six years on the board of Legacy Texas Financial Group, Inc. and ten years on the board of Energy Future Holdings Corporation. Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University Business School Corporate Governance Program.

Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

Angela M. Busch currently serves as the Executive Vice President of Corporate and Business Development for Ecolab, where she is responsible for acquisitions, divestitures and alliances in support of Ecolab’s strategic objectives related to its global portfolio of business and activities. Ms. Busch has held this position since 2006. Prior to joining Ecolab, Ms. Busch held several positions related to strategy development and acquisition work including most recently Managing Director, Merger and Acquisitions Group at RBC Capital Markets. She previously held positions in Mergers and Acquisitions and Planning and Business Development at Honeywell and Land O’Lakes. Ms. Busch was also previously a management consultant at McKinsey & Company, where she focused on strategic initiatives for clients in the healthcare industry. Ms. Busch holds a Bachelor’s degree in Mechanical Engineering from the University of Minnesota Institute of Technology, a Master’s in Management from the Kellogg School of Management and a Juris Doctorate from Northwestern University School of Law.

Ms. Busch is well-qualified to serve as a director because of her broad range of experience in the energy services sector, strategy development and acquisitions, and finance. She has demonstrated application of her expertise in a variety of institutional and industrial markets including the energy services market. Ms. Busch has managed energy services sector acquisitions for Ecolab, positioning her to possess a supplier perspective in the oil & gas industry. In addition, Ms. Busch’s background in mechanical engineering is an asset in Magnolia’s production operations. Lastly, having served on the Ecolab Executive Council for 13 years,  Ms. Busch has direct knowledge of the decisions and challenges involved in the successful execution of a sustainable, high growth plan of a public company.

Edward P. Djerejian served in the U.S. Foreign Service for eight presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel, in which position he served from 1993 to 1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of the James A. Baker III Institute for Public Policy at Rice University, a premier nonpartisan public policy think tank. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He was a member of the Board of Trustees of the Carnegie Corporation of New York from 2011 to 2019 and served as Vice Chairman and Chairman of the Audit Committee. Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the board of directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College.

Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

James R. Larson has served as an independent director of CSI Compressco GP Inc., general partner of CSI Compressco L.P.,  a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage, and as Chairman of its Audit Committee since July 2011 and as a member of its

Conflicts Committee since April 2012. Since January 1, 2006, Mr. Larson has been retired. From September 2005 until January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation (“Anadarko”), an independent exploration and production company. From December 2003 to September 2005, Mr. Larson served as Senior Vice President, Finance and Chief Financial Officer of Anadarko. From 2002 to 2003, Mr. Larson served as Senior Vice President, Finance of Anadarko, where he oversaw treasury, investor relations, internal audits, and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as Vice President and Controller of Anadarko, where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981.

Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also served on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., from September 2006 until June 2018. He received his Bachelor of Business Administration from the University of Iowa.

Mr. Larson has over 30 years of experience in the oil and natural gas business and has served as Chief Financial Officer of a large independent oil and natural gas company. We believe that his knowledge of the industry, finance, and accounting makes him well-qualified to serve as a director.

Dan F. Smith is a retired Chief Executive Officer of Lyondell Chemical Company (“Lyondell”), which operated in the chemicals, polymers, and fuels business segments, and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., and the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). During the past five years,  Mr. Smith served on the board of directors of Nexeo Solutions, Inc., Northern Tier Energy GP LLC and Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a Bachelor of Science in chemical engineering.

Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

John B. Walker has served as the Chief Executive Officer of EnerVest, Ltd. since 1992. EnerVest has more than $5.0 billion in assets with an interest in more than 30,000 wells across 14 states. During his time on Wall Street, Mr. Walker was selected by Institutional Investor as an “All-American” energy analyst for six years in a row. In November 2007, Mr. Walker received the oil and gas industry’s highest honor, the Chief Roughneck Award. Mr. Walker served the Independent Petroleum Association of America (“IPAA”) as Chairman from 2003 to 2005. Mr. Walker previously served as Chairman of the Board of Stewards of Chapelwood United Methodist Church and Chairman of the Board of Directors of the Sam Houston Area Council of the Boy Scouts of America. During his time with the Boy Scouts of America, Mr. Walker received the Distinguished Eagle Award in May 2007 and the Silver Beaver Award in 2001. Mr. Walker is a member of the National Petroleum Council and All-American Wildcatters. Mr. Walker previously served on the Board of Regents of the Texas Tech University System from January 2012 to January 2015 and was re-appointed to a six year term in January 2017. In November 2015, Mr. Walker was named as a National Finalist for the EY Entrepreneur of the Year and, prior to that, he was named Distinguished Alumni at Texas Tech University in 2004. Mr. Walker served on the board of PetroLogistics LP from 2012 until 2014. Mr. Walker also held multiple roles at EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., including Executive Chairman from 2012 to June 2018, Chief Executive Officer from 2006 to 2012 and director from 2002 to June 2018. Mr. Walker holds a Bachelor of Business Administration, with honors, from Texas Tech University and a Master of Business Administration, with distinction, from New York University.

Mr. Walker is well-qualified to serve as a director because of his broad range of experience in the energy industry and with EnerVest.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a plurality of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement.  An abstention from voting will have no effect on the outcome of the vote on this Proposal.  Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

CORPORATE GOVERNANCE

Role of the Board of Directors

The role of the Board is to provide oversight of management’s policies and strategies, with a commitment to enhancing stockholder value over the long term. The non-employee directors meet regularly without members of management present in executive session, which may include regular executive sessions of independent directors only.  The Lead Independent Director presides at executive sessions of the independent directors.

Members of the Board are expected to make every effort to attend the meetings of the Board and the committees upon which they serve. During the 2019  fiscal year, the Board held six meetings. All of our directors attended 75% or more of the aggregate of all meetings of the Board and of the committees on which they served during the 2019 fiscal year. Our Corporate Governance Guidelines provide that all directors are encouraged to attend our annual stockholder meetings, and all of our directors attended our 2019  Annual Meeting of Stockholders.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that a Chairman who understands Magnolia’s day-to-day business and the important issues to be addressed by the Board is currently in the best interests of the Company and its stockholders. Mr. Chazen has held the roles of Chairman of the Board and Chief Executive Officer since May 2017.

When the position of Chairman is not held by an independent director, a Lead Independent Director may be designated by the Board.  Ambassador Djerejian has served as Lead Independent Director since July 31, 2018.  Provided he is reelected, Ambassador Djerejian is expected to continue in the role as Lead Independent Director. The Board believes that utilizing a Lead Independent Director ensures an appropriate level of independent oversight and that such individual serves as an effective liaison between the Chairman of the Board and the independent directors.

The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its stockholders.

Independence of Directors

Under the NYSE listing rules, the Company is required to have a majority of independent directors serving on the Board. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by NYSE, and carefully considers all relevant facts and circumstances.  To be considered independent, the Board must determine under applicable NYSE listing standards that a director does not have any direct or indirect “material” relationship with the Company. The Board has also adopted standards for determining whether a director is independent, which examine a variety of potential relationships between the director or the director’s immediate family members and the Company, its auditors and certain other entities.  These standards are located in the Company’s Corporate Governance Guidelines, which are available in the Investors—Corporate Governance section of our website at www.magnoliaoilgas.com.

The Board has determined that Mmes. Acosta and Busch, Ambassador Djerejian, and Messrs. Larson and Smith are independent within the meaning of Section 303A.02 of the NYSE Listing Manual. Mr. Larson is one of EnerVest’s nominees pursuant to the terms of the Stockholder Agreement. Certain of our directors have from time to time been directors or executive officers at companies on whose board of directors other of our directors have served. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of Magnolia.

Board Role in Risk Oversight

In its risk oversight role, the Board has the responsibility to oversee the risk management process to ensure its adequacy and that it is implemented properly by management.  The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters.

The committees of the Board also assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls, and has general oversight over cybersecurity risks. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee of the Board (the “Compensation Committee”) assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board’s organization, membership and structure, and corporate governance. All of the committees report back to the full Board as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics applicable to the directors, officers, and employees of the Company and its subsidiaries. We have also adopted Corporate Governance Guidelines that address, among other things, director   qualifications, responsibilities, and compensation, director access to officers, employees and advisors, and determinations regarding director independence.  Copies of the Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available in the Investors—Corporate Governance section of our website at www.magnoliaoilgas.com.  We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to senior executives by posting such information, if any, on the Company’s website.

Committees of the Board of Directors

Our Bylaws authorize the Board to appoint such committees as it deems advisable, with each committee having the authority to perform the duties as determined by the Board. Each of the three standing committees reports to the Board and is comprised entirely of independent directors. The composition, duties, and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include overseeing:

•	Audits and the integrity of the Company’s financial statements;
•	The Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•	The qualifications, engagement, compensation, independence, and performance of the Company’s independent auditor; and
•	The performance of the Company’s internal audit function.

Under the NYSE listing standards and applicable SEC rules, the Company is required to have at least three members on the Audit Committee, all of whom must be independent. Currently, the Audit Committee consists of Messrs. Larson and Smith and Ms. Busch, with Mr. Larson serving as the chair. The Company believes that Messrs. Larson and Smith and Ms. Busch qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Company also believes that each of Messrs. Larson and Smith qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held four meetings during the 2019  fiscal year.

Compensation Committee. The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

•	Determining and approving the compensation of executive officers; and

•	Reviewing and approving incentive compensation and equity compensation policies and programs.

For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Director Compensation” and “Compensation Discussion and Analysis.”  Subject to applicable laws and rules, the Compensation Committee may delegate its responsibilities to a subcommittee solely comprised of one or more members of the Compensation Committee or, with respect to the administration of the Company’s incentive compensation and equity-based compensation plans, to management.

Under the NYSE listing standards, the Company is required to have a Compensation Committee, all members of which must be independent. Currently, the Compensation Committee consists of Ms. Acosta, Ambassador Djerejian, and Mr. Smith, with Mr. Smith serving as the chair.  The Company believes that Ms. Acosta, Ambassador Djerejian, and Mr. Smith qualify as independent directors according to the rules and regulations of the NYSE with respect to compensation committee membership.  The Compensation Committee held four meetings during the 2019 fiscal year.

Compensation Committee Interlocks and Insider Participation.  For the 2019 fiscal year, the Compensation Committee consisted of Ms. Acosta, Ambassador Djerejian, and Mr. Smith.  No member of the Compensation Committee is or has been an executive officer of Magnolia, was an employee of Magnolia during the last fiscal year or as of the date of this proxy statement, or is serving or has served as an executive officer of another entity at which an executive officer of Magnolia is a member of such entity’s  compensation committee. Ms. Busch is an executive officer of Ecolab, and Mr. Chazen served as a member of the board of directors of Ecolab from 2012 until May 2019, when his service as a director of Ecolab ceased.  During 2019, Mr. Chazen did not serve as a member of Ecolab’s compensation committee and was not involved in any decisions regarding Ms. Busch’s compensation.  No other executive officer of Magnolia served as a director of another entity that had an executive officer serving as a Magnolia director.

Nominating and Corporate Governance Committee. The principal functions of the Governance Committee are detailed in the Governance Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

•

Identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill vacancies on the Board;

•	Overseeing the Company’s Corporate Governance Guidelines and overall corporate governance practices and principles; and
•	Overseeing the annual self-evaluation of the Board, its committees, individual directors, and management, and monitoring the Company’s stock ownership guidelines for directors and executive officers.

Currently, the Governance Committee consists of Mmes. Acosta and Busch, Ambassador Djerejian, and Mr. Larson, with Ms. Acosta serving as the chair.  The Governance Committee held four meetings during the 2019  fiscal year.

Process for the Selection of New Directors

In fulfilling its responsibility to oversee the selection of directors, the Governance Committee will consider persons identified by our stockholders, management, and others. The Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, directors, and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Governance Committee at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

Each year, subject to the terms of the Stockholder Agreement, the Board proposes a slate of director nominees to stockholders for election at the Annual Meeting of Stockholders. Directors are elected for a one year term.

Qualifications of Directors

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills, and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, and courage.  In addition, the Committee believes that, in general, directors should be actively engaged in business, have an understanding of financial statements, corporate budgeting, and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience, and professional employment (for example, in relation to finance and accounting, international operations, strategy, risk management, technical expertise, policy-making, etc.).

Communications with the Board

All stockholders and other interested parties who wish to contact the Board may send written correspondence to Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Corporate Secretary or Chairman of the Board. Communications may be addressed to an individual director, to the non-employee or independent directors as a group, or to the Board as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of Class A Common Stock and Class B Common Stock, as of March 6, 2020, by:

•	Each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s voting securities;
•	Each of the Company’s current named executive officers and directors; and
•	All current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over the security or has the right to acquire the security within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial Ownership Table

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. The beneficial ownership of voting securities of the Company is based on 168,419,312 shares of Class A Common Stock and 85,789,814 shares of Class B Common Stock, in each case, issued and outstanding as of March 6, 2020.

	Class A Common Stock		Class B Common Stock		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
Five Percent (5%) or Greater Stockholders
EnerVest, Ltd. (1)	34,888,068	20.72%	85,789,814	100%	120,677,882	47.47%
FMR LLC (2)	24,812,194	14.73%	—	—	24,812,194	9.76%
T. Rowe Price Associates, Inc. (3)	12,296,156	7.30%	—	—	12,296,156	4.84%
Davis Selected Advisors, L.P. (4)	12,036,669	7.15%	—	—	12,036,669	4.73%
The Vanguard Group, Inc. (5)	10,501,550	6.24%	—	—	10,501,550	4.13%
Wellington Management Group LLP (6)	9,321,494	5.53%	—	—	9,321,494	3.67%
Janus Henderson Group plc (7)	8,491,415	5.04%	—	—	8,491,415	3.34%
Directors and Named Executive Officers (8)
Stephen I. Chazen	6,830,349	4.06%	—	—	6,830,349	2.69%
Arcilia C. Acosta	79,911	*	—	—	79,911	*
Angela M. Busch	44,461	*	—	—	44,461	*
Edward P. Djerejian	61,961	*	—	—	61,961	*
James R. Larson	23,511	*	—	—	23,511	*
Michael G. MacDougall (9)	1,877,464	1.11%	—	—	1,877,464	*
Dan F. Smith	61,961	*	—	—	61,961	*
John B. Walker (10)	35,070,029	20.82%	85,789,814	100%	120,859,843	47.54%
Christopher G. Stavros (11)	68,941	*	—	—	68,941	*
Timothy D. Yang (12)	130,374	*	—	—	130,374	*
Steve F. Millican (13)	27,970	*	—	—	27,970	*
All directors and executive officers, as a group (11 individuals) (14)	9,388,864	5.57%	—	—	9,388,864	3.69%

*Less than one percent (1%).

(1)

EnerVest may be deemed to have beneficial ownership of 34,888,068 shares of Class A Common Stock and 85,789,814 shares of Class B Common Stock. Such shares are held by EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional

Fund XIV‑2A, L.P., EnerVest Energy Institutional Fund XIV‑3A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P. and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. EnerVest has shared voting and dispositive power over these shares. EnerVest does not have sole voting or dispositive power over any shares. This information is based on EnerVest’s most recent Statement on Schedule 13D/A filed on December 19, 2019. The business address of EnerVest is 1001 Fannin Street, Suite 800, Houston, Texas 77002.

(2)

FMR LLC (“FMR”), in its capacity as a parent holding company or control person for various subsidiaries and affiliates and other companies (including FMR Co. Inc., which beneficially owns more than 5% of our outstanding Class A Common Stock), may be deemed to beneficially own the indicated shares of Class A Common Stock. FMR has sole voting power over 4,938,845 shares of Class A Common Stock, and sole dispositive power over 24,812,194 shares of Class A Common Stock. FMR does not have shared voting or shared dispositive power over any of the shares. FMR’s address is 245 Summer Street, Boston, MA 02210. This information is based on FMR’s most recent Statement on Schedule 13G filed jointly on February 7, 2020, with Abigail P. Johnson, who, together with other members of the Johnson family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR.

(3)

T. Rowe Price Associates, Inc. (“T. Rowe”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock. T. Rowe has sole voting power over 3,181,431 shares of Class A Common Stock and sole dispositive power over 12,296,156 shares of Class A Common Stock.  T. Rowe does not have shared voting or shared dispositive power over any of the shares and does not have the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. T. Rowe’s address is 100 E. Pratt Street, Baltimore, MD 21202. This information is based on T. Rowe’s most recent Statement on Schedule 13G filed on February 14, 2020.

(4)

Davis Selected Advisors, L.P. (“Davis”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock; however, Davis’s filing of the Statement on Schedule 13G should not be construed as an admission that Davis is the beneficial owner of any of the securities covered by the statement. Davis has sole voting power over 11,855,927 shares and sole dispositive power over 12,036,669 shares.  Davis has no shared voting or dispositive power over any shares of Class A Common Stock and has no voting power over 180,742 shares.  Davis’s address is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756. This information is based on Davis’s most recent Statement on Schedule 13G filed on February 13, 2020.

(5)

The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock, along with certain of its wholly owned subsidiaries that serve as investment managers. Vanguard has sole voting power over 102,021 shares of Class A Common Stock, shared voting power over 9,929 shares of Class A Common Stock, sole dispositive power over 10,406,669 shares of Class A Common Stock and shared dispositive power over 94,881 shares of Class A Common Stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 12, 2020.

(6)

Wellington Management Group LLP (“Wellington”), in its capacity as a parent holding company or control person for certain holding companies and investment advisers directly or indirectly owned by Wellington, may be deemed to beneficially own the indicated shares of Class A Common Stock. Wellington has shared voting power over 8,628,606 shares of Class A Common Stock and shared dispositive power over 9,321,494 shares of Class A Common Stock.  Wellington does not have sole voting power or sole dispositive power over any of the shares. Wellington’s address is 280 Congress Street, Boston, MA 02210. This information is based on Wellington’s most recent Statement on Schedule 13G filed jointly on January 28, 2020, with Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP.

(7)

Janus Henderson Group plc (“Janus Henderson”), in its capacity as a parent holding company or control person for various subsidiaries that are investment advisers furnishing investment advice to various managed portfolios, may be deemed to beneficially own the indicated shares of Class A Common Stock. Janus Henderson has shared voting and dispositive power over 8,491,415 shares of Class A Common Stock and does not have sole voting or dispositive power over any shares of Class A Common Stock. The managed portfolios have the right to receive all dividends from, and the proceeds from the sale of, the securities held in their respective accounts.  Janus Henderson’s address is 201 Bishopsgate EC2M 3AE, United Kingdom. This information is based on Janus Henderson’s most recent Statement on Schedule 13G filed on February 14, 2020.

(8)

Does not include any shares of Class A Common Stock that are subject to outstanding restricted stock units (“RSUs”) or performance share units (“PSUs”) previously granted to our directors or executive officers, except to the extent the directors and executive officers have the right to acquire any such shares within 60 days of March 6, 2020.  The amounts reported for each of the non-employee directors includes 10,961 RSUs that are scheduled to vest on May 3, 2020, the day preceding the Annual Meeting, subject to the director’s continued service through that date.  In addition, the amounts reported for Mmes. Acosta and Busch and Mr. MacDougall include 11,000 vested RSUs held in the nonqualified deferred compensation plan.  Information regarding all outstanding RSU and PSU awards held by each director and executive officer may be found in the tables and accompanying footnotes in the sections entitled “Director Compensation—Director Compensation Table” and “Executive Compensation—Outstanding Equity Awards at 2019 Fiscal Year-End.”

(9)	Mr. MacDougall holds 1,855,503 of the reported shares of Class A Common Stock indirectly.
(10)

Mr. Walker’s beneficial ownership is derived from his pecuniary interest in (a) with respect to Class A Common Stock, EnerVest Energy Institutional Fund XIV-C, L.P. (other than the 171,000 shares of Class A Common Stock and 10,961 RSUs held directly by Mr. Walker), and (b) with respect to Class B Common Stock, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV‑2A, L.P., EnerVest Energy Institutional Fund XIV‑3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. Mr. Walker disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock held by these entities, except to the extent of his pecuniary interest therein.

(11)	Mr. Stavros’s beneficial ownership includes 16,653 RSUs vesting on March 15, 2020, subject to his continued service through that date.
(12)	Mr. Yang’s beneficial ownership includes 5,556 PSUs and 20,044 RSUs vesting within 60 days of March 6, 2020.
(13)	Mr. Millican’s beneficial ownership includes 8,451 RSUs vesting on March 15, 2020, subject to his continued service through that date.
(14)

Does not include 34,888,068 shares of Class A Common Stock and 85,789,814 shares of Class B Common Stock owned by EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV‑2A, L.P., EnerVest Energy Institutional Fund XIV‑3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P., as applicable. Mr. Walker has disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination Agreements

In connection with our completed business combination (the “Business Combination”), on March 20, 2018, Magnolia entered into the following agreements with certain funds affiliated with EnerVest:

•

a Contribution and Merger Agreement, pursuant to which Magnolia acquired all of EnerVest’s collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas for consideration in the amounts of: (i) 83,939,434 shares of Class B Common Stock and an equivalent number of units (“Magnolia LLC Units”)  in Magnolia Oil & Gas Parent LLC  (“Magnolia LLC”), which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock; (ii) 31,790,924 shares of Class A Common Stock; and (iii) approximately $911.5 million in cash;

•

a Purchase and Sale Agreement, pursuant to which Magnolia acquired all of EnerVest’s collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk for approximately $282.7 million in cash; and

•

a Membership Interest Purchase Agreement, pursuant to which Magnolia acquired all of EnerVest’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system, for $25.0 million in cash.

On July 31, 2018, Magnolia and EnerVest closed the Business Combination for the aggregate consideration outlined above. On March 29, 2019, Magnolia and EnerVest consummated the final settlement pursuant to the Contribution and Merger Agreement and as otherwise agreed to by the parties, with EnerVest paying $8.7 million in cash and forfeiting an aggregate of 2,052,476 shares of Class A  and Class B  Common Stock to Magnolia, and Magnolia paying approximately $4.5 million in cash to EnerVest.

Amended and Restated Limited Liability Company Agreement of Magnolia LLC

At the closing of the Business Combination, on July 31, 2018, Magnolia LLC and certain funds affiliated with EnerVest party thereto (the “EnerVest Members”) entered into Magnolia LLC’s amended and restated limited liability company agreement (the “Magnolia LLC Agreement”), which sets forth, among other things, the rights and obligations of the holders of Magnolia LLC Units. Pursuant to the Magnolia LLC Agreement, the EnerVest Members have a redemption right, which entitles them to cause Magnolia LLC to redeem, from time to time, all or a portion of their Magnolia LLC Units (and a corresponding number of shares of Class B Common Stock) for, at Magnolia LLC’s option, either (i) newly issued shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) or (ii) a cash payment equal to the product of (A) the number of shares of Class A Common Stock that would have been received in the redemption if the cash payment election had not been made and (B) the average of the volume-weighted closing price of a share of Class A Common Stock for the ten trading days prior to the date the EnerVest Members deliver a notice of redemption for each Magnolia LLC Unit redeemed. Under the Magnolia LLC Agreement, Magnolia became the sole managing member of Magnolia LLC. Following the closing of the Business Combination, Magnolia operates its business through Magnolia LLC and its subsidiaries. The operations of Magnolia LLC, and the rights and obligations of the holders of the Magnolia LLC Units, are set forth in the Magnolia LLC Agreement.

Stockholder Agreement

In connection with the closing of the Business Combination, Magnolia entered into the Stockholder Agreement with TPG Pace Energy Sponsor, LLC (“Sponsor”) and certain funds affiliated with EnerVest. Under the Stockholder Agreement, EnerVest is entitled to nominate two directors, one of whom is required to be independent under the rules of the NYSE, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, for appointment to the Board so long as they collectively own at least 15% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) and one director so long as they own at least 2% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis). EnerVest is also entitled to appoint one director to each committee of the Board (subject to applicable law and stock exchange rules).  Sponsor was likewise entitled to certain director nomination rights under the Stockholder Agreement, but those rights ceased following a distribution of Sponsor’s shares in August 2019.  Pursuant to the Stockholder

Agreement, in connection with the 2019 Annual Meeting of Stockholders, EnerVest nominated Messrs. Larson and Walker, and Sponsor nominated Mr. MacDougall. Messrs. Larson, Walker and MacDougall all currently sit on our Board.  For the 2020 Annual Meeting, EnerVest has nominated Messrs. Larson and Walker.

The Stockholder Agreement terminates as to each stockholder upon the time at which such stockholder or any of its affiliates no longer has the right to designate an individual for nomination to the Board under the agreement and will automatically terminate in its entirety on December 31, 2022.  The Stockholder Agreement terminated as to Sponsor upon a distribution of its shares of Class A Common Stock in August 2019.

For so long as EnerVest has the right to nominate two directors to the Board, EnerVest will be subject to a customary “standstill.” The Stockholder Agreement also includes customary restrictions on the transfer of shares to certain persons acquiring beneficial ownership in excess of certain stated thresholds. EnerVest has also agreed to vote all of its shares of Common Stock in favor of the directors nominated by the Governance Committee.

Non-Compete Agreement

On the Closing of the Business Combination, Magnolia and EnerVest entered into a Non-Competition Agreement (the “Non-Compete”) restricting EnerVest and certain of its affiliates from competing with Magnolia in the Eagle Ford Shale (the “Restricted Area”) following the closing of the Business Combination until the later of July 31, 2022 and the date the Services Agreement (as defined below) is terminated. An affiliate of EnerVest will have the right to receive up to 4,000,000 shares of Class A Common Stock, issuable in two tranches of 2,000,000 shares, at the two and one half year and the four year anniversaries of the July 31, 2018 closing of the Business Combination, provided EnerVest does not compete with the Company in the Restricted Area. The Non-Compete also provides for (i) certain co-investment rights for EV Ltd. and certain of its affiliates with respect to future acquisitions by Magnolia in the Restricted Area, (ii) a right of first offer in favor of Magnolia on certain sales by EnerVest and its affiliates in the Restricted Area, (iii) a tag-along right for EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area and (iv) the ability of Magnolia to drag-along EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area.

Services Agreement

At the closing of the Business Combination, the Company and EnerVest Operating L.L.C., an affiliate of EnerVest (“EVOC”), entered into a Services Agreement (the “Services Agreement”), pursuant to which EVOC, under the direction of Magnolia’s management, provides Magnolia services, including administrative, back office, and day-to-day field level services reasonably necessary to operate the business of Magnolia and its assets, subject to certain exceptions.

As consideration for the services provided under the Services Agreement, Magnolia will pay EVOC a fixed annual services fee of approximately $23.6 million, subject to certain adjustments. In addition, Magnolia pays industry standard per well overhead payments to EVOC and reimburses EVOC for certain costs incurred by EVOC in performing the services. Magnolia paid approximately $51 million under the Services Agreement in the 2019 fiscal year.

The term of the Services Agreement is five years, but the Services Agreement is subject to termination by either party after two years. The parties also have certain early termination rights, including rights of Magnolia to terminate the Services Agreement in the event of a change of control of EVOC or if certain key persons cease to devote a substantial amount of their time to the performance of the services. In addition, Magnolia may terminate the agreement after July 31, 2019 if the Board, by unanimous vote (excluding any member of the Board that is an affiliate of EVOC or is appointed by or employed by EVOC or any of its affiliates), makes a good-faith determination that EVOC has failed to satisfactorily perform the services, in which case Magnolia is required to pay EVOC a lump-sum termination fee of $17.5 million.  Following any termination of the Services Agreement, EVOC will provide transition services for a period of nine months, which may be reduced in certain instances, during which period the services fee and other payments described above will continue to be payable.

Registration Rights Agreement

In connection with the closing of the Business Combination, Magnolia entered into a registration rights agreement (the “Registration Rights Agreement”) with certain funds affiliated with EnerVest, Sponsor, and Magnolia’s four independent directors prior to the Business Combination (i.e., Ms. Acosta, Ambassador Djerejian, and Messrs. Chad Leat and Smith) (collectively, the “Holders”), pursuant to which the Company is obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act of 1933 all or any portion of the shares of Class A Common Stock that the Holders held as of July 31, 2018 and that they may have acquired or might acquire thereafter, including upon conversion, exchange or redemption of any other security therefor.

Under the Registration Rights Agreement, the Holders also have “piggyback” registration rights exercisable at any time that allow them to include the shares of Class A Common Stock that they own in certain registrations initiated by the Company.  Pursuant to the Registration Rights Agreement, the Company has filed and taken effective two registration statements on Form S‑3, each of which registered, among others, the offering by the Holders of the shares of Class A Common Stock included therein.

In connection with a distribution by Sponsor of Class A Common Stock to certain parties, including Messrs. Chazen and MacDougall (the “First Distribution”), Magnolia later entered into the First Amendment to the Registration Rights Agreement, on February 25, 2019, pursuant to which Messrs. Chazen and MacDougall agreed to and were provided with certain rights and obligations that were a subset of the rights Sponsor had under the Registration Rights Agreement prior to the First Distribution.

Class B Common Stock Repurchase

On December 18, 2019, Magnolia LLC repurchased from EnerVest 6,000,000 Magnolia LLC Units and an equal number of shares of corresponding Class B Common Stock for $69.1 million of cash consideration.  Subsequently, Magnolia LLC cancelled the surrendered Magnolia LLC Units and corresponding shares of Class B Common Stock.  As a result of the transaction, the Company’s ownership in Magnolia LLC increased from 64.6% to 66.1% and EnerVest’s ownership of Magnolia LLC decreased from 35.4% to 33.9%.

Tender and Support Agreement

On June 7, 2019, the Company commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”), pursuant to which the Company (1) offered to holders of its warrants the opportunity to receive 0.29 shares of Class A Common Stock in exchange for each warrant validly tendered and (2) solicited the consent from the holders of its warrants to approve an amendment to the Company’s existing warrant agreement, by and between the Company and Continental Stock Transfer & Trust Company, to amend the agreement to provide the Company with the right to require any holder of the Company’s warrants to exchange their warrants for Class A Common Stock at an exchange ratio of 0.261 shares of Class A Common Stock for each whole warrant (the “Warrant Amendment”).  Pursuant to the Offer, certain of the Company’s warrantholders, including Messrs. Chazen, Stavros, and MacDougall, agreed to tender their warrants and provide the corresponding consent to the Warrant Amendment in the Consent Solicitation by entering into the tender and support agreement, dated as of June 7, 2019, by and between the Company and such holders. Messrs. Chazen, Stavros, and MacDougall tendered for exchange 2,651,952 warrants,  2,000 warrants, and 1,408,290 warrants, respectively, in connection with the Offer.

Related Person Transaction Policy

Magnolia has a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which Magnolia participates (whether or not Magnolia is a party) and a related person has a direct or indirect material interest in such transaction. Magnolia’s Board is responsible for reviewing, approving, or ratifying all relationships and related person transactions between the Company and (i) its directors, director nominees, or executive officers, (ii) any 5% record or beneficial owner of its Common Stock, or (iii) any immediate family member of any person specified in (i) and (ii). The Board is responsible for reviewing all related person transactions and, where the Board determines that such transactions are in the Company’s best interests, approving such transactions in advance of such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Board shall, in its judgment, consider in light of the relevant facts and circumstances and the various factors enumerated in the policy, whether the transaction is, or is not, in the best interests of Magnolia.

Any member of the Board who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Magnolia’s policy also includes certain exceptions for transactions that need not be reported and provides the Board with the discretion to pre-approve certain transactions.

DIRECTOR COMPENSATION

Only our non-employee directors are compensated for serving as directors. Mr. Chazen, our Chairman, President and Chief Executive Officer, is the only member of our Board who is also an employee. All compensation Mr. Chazen received from us in 2019 is included in the 2019 Summary Compensation Table.

Non-Employee Director Compensation Program

The Compensation Committee recommends to the Board for approval general principles for determining the form and amount of non-employee director compensation and, subject to such principles, evaluates annually the status of non-employee director compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reports findings and recommendations to the Board for approval.

We initially established a non-employee director compensation structure in connection with the closing of the Business Combination on July 31, 2018.  On May 6, 2019, the Compensation Committee recommended, and the Board approved and adopted, the following non-employee director compensation program, which included only minimal changes to the original program:

Cash Fees

Compensation Element	2018/2019 Term	2019/2020 Term
Annual Cash Retainer	$50,000	$50,000
Supplemental Retainer for Audit Committee Chair	$15,000	$15,000
Supplemental Retainer for Compensation Committee Chair	$10,000	$10,000
Supplemental Retainer for Governance Committee Chair	—	$10,000	(1)
Supplemental Retainer for Audit Committee Members (other than the Audit Committee Chair)	$5,000	$5,000
Supplemental Retainer for Lead Independent Director	$10,000	$10,000

(1)	The supplemental retainer for the Governance Committee Chair was prorated for the second quarter of 2019 to reflect the period beginning May 6, 2019 and ending June 30, 2019.

All annual and supplemental retainers are paid in cash in substantially equal quarterly installments within ten days following the last day of each calendar quarter and are pro-rated for any partial calendar quarter in which a non-employee director serves on the Board or in a role to which a supplemental retainer applies, as applicable.

Reimbursement of Expenses

Each non-employee director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, subject to such substantiation requirements as the Company may require.

Equity Awards

Each non-employee director receives an annual equity award in the form of restricted stock units (“RSUs”).  For the 2019/2020 Board term, the annual RSU award granted to each non-employee director had a grant date value equal to approximately $130,000, which was increased from $110,000 the prior year to reflect the change in our positioning versus the Compensation Peer Group (described below under “Compensation Discussion and Analysis—Setting Executive Compensation—Compensation Peer Group”).  Each non-employee director also receives an initial equity award in the form of RSUs upon such non-employee director’s appointment to the Board.

For the 2019/2020 Board term, each non-employee director received an annual award of 10,961 RSUs granted on June 7, 2019.  In determining the number of RSUs to grant in 2019, we divided the annual equity retainer of $130,000 by the 20‑day average closing price of our Class A Common Stock up to and including June 6, 2019.

The annual RSU awards generally vest in full and are settled in shares of our Class A Common Stock on the earlier to occur of (i) first anniversary of the date of grant, and (ii) the day preceding the Company’s next Annual Meeting of Stockholders, in each case, subject to the non-employee director’s continued service on the Board and the other terms and conditions of the Magnolia Oil & Gas Corporation Long Term Incentive Plan (the “Long Term Incentive Plan”) and the applicable award agreement. If, in connection with or following a change of control, a non-employee director ceases to serve as a Board member or other service provider, the RSUs will also vest.  The non-employee directors are eligible to receive cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, which are paid at the time the RSU to which the dividend equivalent relates is settled, although we do not currently pay dividends.

Non-employee directors are eligible to participate in a nonqualified deferred compensation plan and generally have the option to defer the settlement date of RSUs until the earlier of (i) the date on which such non-employee director ceases to serve on the Board or (ii) the consummation of a change of control of the Company. Currently, Mmes. Acosta and Busch and Mr. MacDougall each hold 11,000 vested RSUs in the nonqualified deferred compensation plan.

Stock Ownership Guidelines

Within five years of appointment to the Board, each non-employee director is required to hold shares of the Company with a fair market value equal to five times the non-employee director’s annual retainer amount.

Director Compensation Table

The following table contains information about our non-employee directors’ compensation for the 2019 fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Arcilia C. Acosta	$56,538	$127,915	$184,453
Angela M. Busch	$55,000	$127,915	$182,915
Edward P. Djerejian	$60,000	$127,915	$187,915
James R. Larson	$65,000	$127,915	$192,915
Michael G. MacDougall	$50,000	$127,915	$177,915
Dan F. Smith	$65,000	$127,915	$192,915
John B. Walker	$50,000	$127,915	$177,915

(1)

Reflects the aggregate grant date fair value of the 2019 annual RSU awards granted to our non-employee directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), determined without regard to forfeitures. The grant date fair value of each 2019 annual RSU award was based on a per share price of $11.67, which is the closing price of our Class A Common Stock on the June 7, 2019 grant date of the awards.  See also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2019, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. As of December 31, 2019, each non-employee director listed in the table above held 10,961 unvested RSUs. All unvested RSUs are scheduled to vest on May 3, 2020, subject to the non-employee director’s continued service through such date.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (the “Named Executive Officers”) for the 2019 fiscal year, namely:

•	Stephen I. Chazen, our President and Chief Executive Officer since February 2017 and Chairman of the Board since May 2017,
•	Christopher G. Stavros, our Executive Vice President and Chief Financial Officer since the closing of the Business Combination in July 2018,
•	Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary since September 2018, and
•	Steve F. Millican, our Senior Vice President, Operations since November 2018.

Evolution of Our Executive Compensation Program

Immediately following the Business Combination, our primary focus was to recruit a highly qualified executive team that could develop and execute a go-forward strategy for the Company. Accordingly, we designed and administered our 2018 compensation program with an emphasis on attracting new executives in a challenging market for talent with more established competitors.  As part of our evolution to a more established public company, for 2019, we adopted compensation programs that generally align with compensation best practices and market practice and support our ongoing business strategy.

Compensation Element	2018 Design Features Focused on Attracting New Executives	2019 Design Features Aligned with Market Best Practices and Business Strategy
Base Salary	• We established market competitive base salaries	• Salaries were increased 4% to reflect the change in our positioning versus the Compensation Peer Group
Annual Cash Bonus Awards

•     Given the lack of historical financial performance, we used a discretionary bonus design in which the Board assessed performance on a subjective basis

•     We guaranteed minimum bonus payouts in certain circumstances to aid in recruiting new executives

•     We implemented a more formulaic annual bonus program for 2019 based on:

o     Two quantitative performance metrics, operating margin and free cash flow percentage (each weighted 40%), and

o     Qualitative performance measures evaluated by the Compensation Committee (weighted 20%)

Long Term Equity-Based Awards

•     Initial equity-based awards were incrementally larger than the executive’s anticipated ongoing annual equity-based awards

•     Performance share unit (“PSU”) awards provide for pro-rata vesting in the event an executive is terminated by the Company without cause or by the executive for good reason following the one-year anniversary of the grant date

•    Annual long term equity-based awards for 2019 were:

o     50% restricted stock units (“RSUs”), subject to service vesting conditions, and

o     50% performance share units (“PSUs”), which will vest after three years based on our total stockholder return (“TSR”) performance relative to industry peers

•     PSU awards granted in 2019 do not provide for pro-rata vesting in the event of an executive’s termination of employment at any time or for any reason

Strong Stockholder Support for 2019 Say-On-Pay Vote

At the 2019 Annual Meeting of Stockholders, our stockholders were asked to approve, on an advisory basis, the compensation of our Named Executive Officers for 2018.  Advisory votes in favor of our executive compensation program were cast by over 97% of the shares of our Common Stock counted as present and entitled to vote at the 2019 Annual Meeting.  The Compensation Committee reviewed and considered the results of this “say-on-pay” vote when evaluating the compensation of the Named Executive Officers in 2019 and 2020, along with other insights gleaned from ongoing stockholder outreach activities.

CEO Compensation

Mr. Chazen has invested a portion of his personal net worth in shares of our Class A Common Stock, both prior to and in connection with the completion of the Business Combination, and he continues to make investments in our stock, most recently purchasing 201,000 shares of our Class A Common Stock in February 2020.  The only compensation Mr. Chazen has received from us is reflected in the Summary Compensation Table.  We have agreed with Mr. Chazen that, at this time, his base salary will remain well below the market median and he will not participate in our annual cash incentive and long term equity-based compensation programs and, due to his substantial holdings in our Class A Common Stock, the Compensation Committee believes that he is appropriately aligned with stockholder interests and motivated to drive successful performance outcomes for our Company.

Compensation Best Practices

The table below highlights the practices we follow to promote good governance and create alignment with our stockholders:

What We Do	What We Don’t Do
• A majority of our Named Executive Officers’ compensation is at risk	• We do not allow hedging of our Common Stock or pledging of Common Stock without prior consent
• We maintain rigorous stock ownership guidelines for executives and non-employee directors	• We do not provide excise tax gross ups
• We maintain a clawback policy that allows us to recoup compensation in the event of a financial restatement	• We do not have employment agreements
• We use an independent compensation consultant	• We do not provide excessive perquisites or other benefits
• We conduct an annual assessment of our compensation risk	• We do not reprice stock options without stockholder approval
• We grant 50% of our Named Executive Officers’ long term equity incentive compensation each year in the form of PSU awards subject to performance-based vesting conditions
• We cap payouts under our PSUs at target in the event our absolute TSR is negative

Compensation Philosophy and Objectives

We have designed our compensation programs around the following objectives to reward performance that supports our long term strategy and achievement of our short term goals:

Compensation Objective	How We Accomplish this Objective
Be Competitive	• Maintain market-competitive compensation programs in line with the compensation of similarly situated positions at peer companies.
Pay for Performance

•    The majority of our executives’ compensation is in the form of variable, at-risk compensation.

•    Our 2019 annual bonus program is tied to specific Company financial objectives.

•    50% of our long term equity-based awards are subject to performance-based vesting conditions.

Align with Stockholders’ Interests

•    Provide a significant portion of compensation in the form of long term equity-based awards.

•    Our 2019 PSU awards cap payouts at target level in the event that the Company’s absolute TSR is negative.

Key Components of our Compensation Policy

Total 2019 direct compensation received by our Named Executive Officers is comprised of the elements included in the chart below. Indirect compensation (such as retirement and health and welfare benefits) are discussed under “—2019 Compensation Decisions—Other Compensation—Other Benefits” below.

Compensation Element	Purpose	Description and Valuation
Base Salary	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent	Compensates executive officers for their level of responsibility, skills, capabilities, experience and leadership
Annual Cash Bonus Awards * Mr. Chazen does not participate in our annual short term incentive program and did not receive an annual bonus for 2019	Motivate and reward performance achievement against annual quantitative and qualitative Company performance metrics

For 2019, our annual cash bonus program was comprised of the following components:

•    80% tied to quantitative performance metrics of operating margin and free cash flow percentage (weighted equally), and

•    20% tied to the Compensation Committee’s assessment of performance on certain qualitative metrics

Each Named Executive Officer’s bonus is capped at 150% of his target award value

Long Term Equity-Based Awards • Time-based RSUs • PSUs * Mr. Chazen did not receive any long term equity-based awards during 2019	Reward creation of long term stockholder value and achievements consistent with our long term business strategies Align Named Executive Officer compensation with changes in stockholder value

Builds a consistent ownership stake in Magnolia that aligns the interests of executive officers and stockholders

•    2019 RSUs (50% of award) have a three year continued service requirement for full vesting that provides a retention incentive

•    2019 PSUs (50% of award) motivate improvement in stockholder value to further align executive and stockholder interests, with the number of shares ultimately received dependent upon our relative TSR performance over the three year performance period

2019 Compensation Decisions

Base Salary

Base salary provides our Named Executive Officers with a base level of financial security and supports the Compensation Committee’s objectives of attracting and retaining top talent. The Compensation Committee reviews the base salary of each Named Executive Officer annually.

The base salary for each of the Named Executive Officers (other than Mr. Chazen) reflects the responsibilities of their positions, their expected contributions to the success of the Company, internal pay equity, and their relative position to the market.  In May 2019, the Compensation Committee reviewed base salary data for the Compensation Peer Group (described below under “—Setting Executive Compensation—Compensation Peer Group”) provided by its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), and determined that a 4% increase in the annual base salary rates of the Named Executive Officers (other than Mr. Chazen) was appropriate to reflect our positioning within the Compensation Peer Group. Mr. Chazen’s base salary was as agreed-to with the Company and was not changed for 2019.  Please see “—Overview—CEO Compensation” for additional information.

The base salary rates for the Named Executive Officers are as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary (Effective June 1, 2019)
Stephen I. Chazen	$250,000	$250,000
Christopher G. Stavros	$500,000	$520,000
Timothy D. Yang	$435,000	$452,400
Steve F. Millican	$290,000	$301,600

Annual Incentive Program

For 2019, our Named Executive Officers (other than Mr. Chazen) were eligible to earn cash bonus awards under the annual short term incentive program (the “2019 Bonus Program”) established by the Compensation Committee.  FW Cook provided the Compensation Committee with an overview of developing incentive plan design trends within the oil and gas industry and a summary of peer group practices for annual incentive plan design.   Unlike the bonus program in place for 2018, which was discretionary in nature, the awards under the 2019 Bonus Program are based upon the level of achievement across certain quantitative and qualitative Company performance metrics.

The Compensation Committee set the target bonus percentages and amounts for each Named Executive Officer for the 2019 Bonus Program, with a maximum potential payout of 150% of each Named Executive Officer’s respective target bonus amount.  Target bonus percentages for the Named Executive Officers in the 2019 Bonus Program, which are at the same levels they were in 2018, were as follows:

Named Executive Officer	Bonus Target (% of Base Salary in effect as of December 31, 2019)	Bonus Target (Dollar Amount)
Stephen I. Chazen	n/a	n/a
Christopher G. Stavros	80%	$416,000
Timothy D. Yang	80%	$361,920
Steve F. Millican	70%	$211,120

In February 2019, the Compensation Committee approved the quantitative and qualitative performance metrics for the 2019 Bonus Program, as well as the weightings and minimum and maximum performance targets for each metric, as follows:

Metric	Weighting	What It Is	Why We Use It
Quantitative Performance Metrics
Operating Margin	40%	Earnings before interest and taxes (excluding the effects of any one-time transaction costs) as a percentage of our total revenue	These metrics were selected to focus our Named Executive Officers on capital efficiency and returns to align with stockholder interests and our communicated strategic priorities.

Free Cash Flow Percentage	40%

Earnings before interest, taxes, depreciation, amortization and exploration expense, adjusted for certain unusual or non-recurring items (“Adjusted EBITDAX”) (as reconciled to our public releases), minus drilling and completion capital (excluding leasehold and acquisition capital) as a percentage of Adjusted EBITDAX

Qualitative Performance Metrics
Compensation Committee Assessment of Various Key Factors	20%

Based on the Compensation Committee’s subjective evaluation of the Company’s performance achievements, considering key factors such as organic reserves replacement, organic finding and development costs, general and administrative expense management and acquisition execution

The assessment of these qualitative metrics ensures alignment across the Company, provides evaluation of our performance on the advancement of objectives related to our strategy for 2019, and promotes long term focus.

The 2019 Bonus Program included threshold, target, and maximum goals for each of the quantitative performance metrics.  The target performance level for each of these metrics is a range of performance outcomes between the threshold and maximum goals (the “Target Range”) and is generally based on the Company’s approved budget and operating plan for the year. The Target Range for each of the quantitative performance metrics for 2019 is set forth in the table below entitled “Performance Outcomes.”  Threshold goals reflect the level of performance the Compensation Committee believes must be met before any payout is warranted.  The maximum goals challenge management to achieve exceptional performance.  For actual performance outcomes falling within the Target Range, the Compensation Committee subjectively determines the actual amount earned for that metric.  The Compensation Committee monitors our performance against the quantitative goals and discusses progress against those goals at each committee meeting.

The qualitative performance portion of the 2019 Bonus Program focuses on objectives with respect to key factors of importance to the Company and is meant to further motivate Named Executive Officers to pursue value creation and our long term strategy.  Because of the qualitative nature of these metrics, success does not necessarily depend on achievement with respect to any particular factor; rather, success may be evaluated based on past norms, expectations and responses to unanticipated obstacles or opportunities.

Payouts under the 2019 Bonus Program may range from 0% (for below threshold performance) up to 150% of the target award (if performance exceeds the maximum performance level).  These minimum and maximum payout limits are applied separately to each of the quantitative metrics as well as to the qualitative performance portion.

In February 2020, the Compensation Committee evaluated the Company’s performance on the quantitative and qualitative performance metrics for 2019 and made the following determinations:

Performance Outcomes
Metric	Weight	Minimum	Target Range	Maximum	Actual Outcome	Score	Weighted Score
Operating Margin	40%	< 20%	20% - 50% (December 2019 Operating Margin was 26%)	> 50%	14%	0%	0%
Free Cash Flow Percentage	40%	< 35%	35% - 50% (December 2019 FCP Percentage was 37%)	> 50%	40%	100%	40%
Qualitative Assessment	20%	n/a	n/a	n/a	Significant Success	150%	30%
TOTAL	100%	—	—	—	—	—	70%

Based on the performance outcomes above, the Compensation Committee ultimately approved payouts under the 2019 Bonus Program equal to 70% of each Named Executive Officer’s bonus target.  With respect to the quantitative performance metrics, the Company achieved within the Target Range for the Free Cash Flow Percentage metric, but the outcome on the Operating Margin metric was below the threshold level due primarily to the impact of depreciation, depletion, and amortization (DD&A) charges.  The Compensation Committee’s assessment that the Company achieved significant success warranting a maximum payout with respect to the qualitative metrics was based on the following factors:

•	We grew production volumes 10% year-over-year and made significant strides in de-risking our Giddings acreage position.
•	We closed on oil and gas transactions of $136.0 million, including 5,200 net acres in the Karnes County portion of the Eagle Ford Shale in South Texas.
•	We completed the exchange of all outstanding warrants, simplified our accounting structure, and repurchased 7,000,000 shares of our Common Stock.
•	We continued to increase our visibility with investors who are interested in our business model.
•	We completed enterprise resource planning (ERP) and human resources (HR) implementations.
•	We expanded our organizational capabilities through the recruitment of 18 new hires, bringing our total employee population to 45 full-time employees as of December 31, 2019.

The actual amounts paid to our Named Executive Officers with respect to the 2019 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long Term Equity-Based Compensation

The Company maintains the Long Term Incentive Plan, which was effective upon the closing of the Business Combination.  Each February, we grant our Named Executive Officers (other than Mr. Chazen) long term equity-based incentive awards under the Long Term Incentive Plan.  The Compensation Committee determines the amount of these awards, as well as the mix of time- and performance-based awards.

For 2019, FW Cook provided the Compensation Committee with a summary of peer group practices for long term incentive plan design and a comparison of various methods for measuring relative TSR. The Compensation Committee determined that we should continue to utilize two types of long term equity-based incentive awards for the Named Executive Officers’ 2019 annual grants.  Awards were granted to the Named Executive Officers on February 25, 2019 with (i) approximately 50% of the total award value in the form of RSUs subject to continued service vesting conditions, and (ii) approximately 50% of the total award value in the form of PSUs with a relative TSR metric.  While the 2018 PSUs utilized certain pre-established stock price hurdles, the Compensation Committee determined that relative TSR was a more appropriate performance metric for 2019 to align management with stockholder interests.

The awards granted to our Named Executive Officers in 2019 are set forth in the following table:

			2019 Annual Long Term Equity-Based Awards (1)
Named Executive Officer	Annual LTI Target (% of Base Salary)	Annual LTI Amount (Dollar Value)	RSUs	PSUs (at target)	Total Award
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a
Christopher G. Stavros	300%	$1,500,000	62,448	62,448	124,896
Timothy D. Yang	300%	$1,305,000	54,330	54,330	108,660
Steve F. Millican	250%	$725,000	30,183	30,183	60,366

(1)

The total number of RSUs and PSUs (at target level) awarded to each Named Executive Officer was determined by dividing the officer’s “Annual LTI Amount” by $12.01, which was the 20 day average closing price of our Class A Common Stock for the period ending February 22, 2019.  The Compensation Committee did not increase the Annual LTI Amounts for the Named Executive Officers from 2018, although the initial long term equity-based awards granted in 2018 had a target value equal to approximately 150% of the respective Annual LTI Amounts, and in 2019 the long term equity-based awards had a target value equal to approximately 100% of the respective Annual LTI Amounts.

The Compensation Committee believes that the RSU awards support sustaining and increasing stockholder value.  Subject to the executive’s continued service with us, the 2019 RSUs will vest in three substantially equal annual installments commencing on the first anniversary of the vesting commencement date, which is March 1, 2019. If the vesting conditions are satisfied, then settlement in the form of our Class A Common Stock will occur within 60 days following the vesting date.

The Compensation Committee believes that the PSU awards provide additional alignment between the interests of management and stockholders and motivate management to increase Company performance.  The PSUs granted in 2019 measure TSR relative to a peer group of companies (the “TSR Peer Group”) over a three year performance period commencing January 1, 2019 and ending December 31, 2021.  Each PSU, to the extent earned, represents a contingent right to receive a share of Class A Common Stock, and the officer may earn between 0% and 150% of the target number of PSUs awarded.

The TSR Peer Group is comprised of the following 26 oil and gas exploration and production (“E&P”) companies in the S&P Oil & Gas Exploration & Production Select Industry Index with a market capitalization between $1.0 billion and $10.0 billion as of December 31, 2018:

Antero Resources Corporation	EQT Corporation	PDC Energy, Inc.
Apache Corporation	Gulfport Energy Corporation	QEP Resources, Inc.
Cabot Oil & Gas Corporation	Jagged Peak Energy, Inc. (2)	Range Resources Corporation
Callon Petroleum Corporation	Kosmos Energy Ltd.	SM Energy Company
Carrizo Oil & Gas, Inc. (1)	Matador Resources Company	Southwestern Energy Company
Centennial Resource Development, Inc.	Murphy Oil Corporation	SRC Energy Inc. (3)
Chesapeake Energy Corporation	Noble Energy, Inc.	Whiting Petroleum Corporation
Cimarex Energy Co.	Oasis Petroleum, Inc.	WPX Energy, Inc.
CNX Resources	Parsley Energy, Inc.

(1)	Carrizo Oil & Gas, Inc. was acquired by Callon Petroleum Corporation on December 20, 2019.
(2)	Jagged Peak Energy, Inc. was acquired by Parsley Energy, Inc. on January 10, 2020.
(3)	SRC Energy Inc. was acquired by PDC Energy, Inc. on January 14, 2020.

In the event of the acquisition of one peer group member by another peer group member, the surviving, resulting or successor entity will continue to be treated as a member of the TSR Peer Group, provided the common stock or similar equity security of such company is listed or traded on a national securities exchange through the last day of the performance period.

TSR is calculated as the change in stock price plus dividends over the performance period, assuming that the dividends were reinvested in the applicable company.  At the end of the performance period, the companies in the TSR Peer Group, including the Company, will be arranged by their respective TSRs to determine relative TSR.  Payout of the PSU awards is determined in accordance with the following schedule:

Level	Relative TSR Performance (Percentile Rank v. Peers)	Earned PSUs (% of Target)
< Threshold	< 30th percentile	0%
Threshold	30th percentile	50%
Target	50th percentile	100%
Maximum	≥ 80th percentile	150%

The percentage of the target number of PSUs that become earned PSUs for performance between threshold, target and maximum achievement levels will be calculated using linear interpolation.  If the Company’s absolute TSR at the end of the performance period is negative, then the ultimate payout of the PSUs will be capped at target level, regardless of the Company’s actual percentile ranking for the performance period.

In addition to the TSR conditions, vesting of the PSUs is subject to the officer’s continued employment through the date of settlement of the PSUs (which will occur within 60 days following the conclusion of the performance period).

For treatment of the RSU and PSU awards in the event of an officer’s termination of employment or the occurrence of a change in control, please see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Other Compensation

Severance and Change of Control Benefits

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers.  The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all of our salaried employees) are provided under the award agreements governing outstanding RSU and PSU awards.  Please see “Executive Compensation—Potential Payments Upon Termination or a Change of Control” for more information.

Post-termination payments or benefits such as accelerated equity award vesting allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process.

Other Benefits

We maintain a 401(k) plan where participating employees, including our Named Executive Officers, may receive from the Company a 5% matching contribution and a 3% non-elective contribution each year, subject to applicable compensation limitations.

The Named Executive Officers are eligible to receive health and wellness benefits, including medical, dental, life and disability insurance, on the same basis as our other salaried employees.

We do not currently provide any perquisites and other personal benefits to our Named Executive Officers, other than reimbursement for the cost of an annual executive physical examination.

Setting Executive Compensation

Under its charter, the Compensation Committee administers and determines the parameters of our executive officer compensation program, including appropriate target levels and performance measures and the allocation between short term and long term compensation and cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each Named Executive Officer. The Compensation Committee has primary authority for determining and approving incentive and equity-based compensation and our other executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives.  In making decisions, the Compensation Committee considers, among other factors:

•	Individual and Company performance relating to each Named Executive Officer’s position at the Company;
•	Alignment of Named Executive Officer compensation with short term and long term Company performance;
•

Competitiveness of compensation with Compensation Peer Group (as defined below) companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;

•	Market demand for individuals with the Named Executive Officer’s specific expertise and experience;
•	Data and analysis provided by the Compensation Committee’s independent compensation consultant;
•	General industry compensation data; and
•	The Named Executive Officer’s background, experience and circumstances, including prior related work experience and training.

The Compensation Committee generally seeks to provide total compensation to our Named Executive Officers (other than Mr. Chazen) that is competitive with the total compensation provided to similarly situated officers at companies within our Compensation Peer Group. However, the Compensation Committee retains discretion to allow for individual adjustments based on factors and considerations specific to the individual.  The Compensation Committee annually evaluates our Chief Executive Officer and is solely responsible for determining his compensation package.

Each year, our Chief Executive Officer evaluates each of the other Named Executive Officers and makes compensation recommendations to the Compensation Committee considering input from FW Cook, performance against Company goals and each Named Executive Officer’s individual performance and contributions to the Company.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the sole discretion to retain or obtain advice from, oversee and terminate any compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the Compensation Committee. FW Cook assisted the Company in creating the initial compensation packages for the Named Executive Officers, and the Compensation Committee has engaged FW Cook as its compensation consultant for evaluating officer compensation for 2019 and going forward.

During 2019, FW Cook presented materials to the Compensation Committee regarding current trends on executive pay for public companies in the oil and gas space.  FW Cook also provided benchmarking data and compared the components of the Named Executive Officers’ compensation to that of public company peers.  FW Cook also assists in the design of incentive and other benefit programs and provides ongoing support with respect to regulatory and other considerations that affect compensation and benefit programs generally, as requested by the Compensation Committee.

FW Cook reports exclusively to the Compensation Committee. The Compensation Committee most recently reviewed FW Cook’s independence in August 2019 and determined that there were no conflicts of interest as a result of this engagement. Specifically, the Compensation Committee determined that FW Cook was an independent adviser based on the six factors outlined by NYSE.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Peer Group

With the assistance of FW Cook, the Compensation Committee has established a Compensation Peer Group comprised of E&P companies that compete with us for executive talent and have comparable activity and scope of operations. This group was developed taking into consideration metrics including revenue, market capitalization, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and enterprise value, and the Compensation Committee selected companies so that Magnolia would rank at or close to the median of the Compensation Peer Group with respect to these key metrics. The composition of the Compensation Peer Group is reviewed periodically.

The 2019 Compensation Peer Group, which was the same peer group used in 2018, was comprised of the following companies:

Callon Petroleum Company	Jagged Peak Energy Inc. (2)	SM Energy Company
Centennial Resource Development	Laredo Petroleum, Inc.	SRC Energy Inc. (3)
Cimarex Energy Co.	Matador Resources Company	Whiting Petroleum Corporation
Energen Corporation (1)	Oasis Petroleum, Inc.	WildHorse Resource Development (4)
Extraction Oil & Gas, Inc.	PDC Energy, Inc.	WPX Energy, Inc.
QEP Resources, Inc.

(1)	Energen Corporation was acquired by Diamondback Energy, Inc. on November 29, 2018.
(2)	Jagged Peak Energy, Inc. was acquired by Parsley Energy, Inc. on January 10, 2020.
(3)	SRC Energy Inc. was acquired by PDC Energy, Inc. on January 14, 2020.
(4)	WildHorse Resource Development was acquired by Chesapeake Energy Corporation on February 1, 2019.

Other Policies and Practices

Anti-Hedging and Pledging Policy

Our Insider Trading Policy prohibits all Company employees and directors from engaging in hedging transactions with respect to our stock, including trading in any derivative security relating to our stock. In addition, our Insider Trading Policy prohibits holding Company securities in a margin account or, without the prior consent of the Board or the Audit Committee, pledging Company securities for a loan or other obligations.

Stock Ownership Guidelines

In December 2018, we adopted stock ownership guidelines that require officers to maintain consistent ownership of Magnolia stock based on a multiple of the executive’s annual base salary as set forth below:

Position	Ownership Requirement
Chief Executive Officer	10x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Executives have up to five years to meet the stock ownership guidelines.  An officer who has not yet attained the applicable ownership level is required to retain 50% of any shares received upon the vesting and settlement of long term equity-based incentive awards (determined after any reduction to pay income tax liabilities relating to the award).  If the ownership requirement has not been attained within the five year period, then the officer will be required to retain 100% of any such after-tax shares.  The Governance Committee is responsible for administering, amending and interpreting the stock ownership guidelines.

Clawback Policy

Under our Corporate Governance Guidelines, the Board may seek to recover incentive compensation awarded to our executive officers where the payment or award was predicated upon the achievement of financial results that (i) are subsequently the subject of a material negative restatement of our financial statements or (ii) are the product of misconduct or fraudulent activity and, in either case, a lower incentive payment would have been made to the executive officer based upon the restated financial results.

In addition, our Long Term Incentive Plan provides that all plan awards may be subject to our written clawback policies, including  any policy we may adopt to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any such policy may subject awards (and amounts paid or realized with respect to awards) to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to our material noncompliance with financial reporting regulations.  The RSU and PSU awards granted to our Named Executive Officers also specifically provide that, to the extent required by applicable law or any Board policy, shares of stock issued under those awards are subject to forfeiture, repurchase, recoupment and cancellation.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.  With the assistance of FW Cook, the Compensation Committee reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms of total compensation for all employees, including salaries, our incentive bonus program, and long term equity-based compensation awards, to determine whether any of our practices or programs could create risks that are reasonably likely to have a material adverse effect on us.  Based on this assessment, the Compensation Committee determined that the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	There is an appropriate balance between fixed and variable pay, cash and equity, and short and long term incentives.
•

Our compensation programs are designed to appropriately mitigate risk because (i) employees are in structured programs appropriately aligned with the risk profile and compensation strategy of the Company that have a market-based maximum earning opportunity, (ii) employee wealth creation is determined by sustained multi-year performance, not by a single year, and (iii) our independent directors may exercise judgment in determining payouts.

•

The Company has a strong process for administering its compensation programs, including (i) a Compensation Committee comprised of independent directors and (ii) an independent compensation consultant that provides advice regarding market trends on compensation form, design, and amount.

•	The Company has adopted risk mitigating policies, such as executive stock ownership guidelines, a clawback policy and anti-hedging and anti-pledging policies.

In light of the above, the Compensation Committee believes the various elements of our executive compensation programs sufficiently motivate our executives to act in the interests of Magnolia’s sustained long term growth and performance.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report and references in this proxy statement to the independence of the Compensation Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with Magnolia’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

Dan F. Smith, chair
Arcilia C. Acosta
Edward P. Djerejian

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth information with respect to the compensation of our Named Executive Officers for the years ended December 31, 2017 (since our inception date on February 14, 2017), December 31, 2018, and December 31, 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Stephen I. Chazen (5)	2019	$250,000	—	—	—	$20,000	$270,000
Chairman, President and	2018	$104,167	—	—	—	$6,667	$110,834
Chief Executive Officer	2017	—	—	—	—	—	—
Christopher G. Stavros (6)	2019	$511,667	—	$1,646,129	$291,200	$22,400	$2,471,396
Executive Vice President and Chief Financial Officer	2018	$208,333	$600,000	$4,100,625	—	$87,333	$4,996,291
Timothy D. Yang (7)	2019	$445,150	—	$1,432,139	$253,400	$22,400	$2,153,089
Executive Vice President, General Counsel and Corporate Secretary	2018	$120,462	$1,022,000	$3,645,000	—	$2,750	$4,790,212
Steve F. Millican (8)	2019	$296,767	—	$795,624	$147,800	$22,400	$1,262,591
Senior Vice President, Operations	2018	$48,333	$304,500	$1,731,125	—	$1,450	$2,085,408

(1)

For 2018, this column includes, in addition to cash payments made in March 2019 pursuant to our 2018 annual short term incentive program, amounts attributable to RSU awards granted in February 2019 to the Named Executive Officers (other than Mr. Chazen) in settlement of 1/3 of each such officer’s 2018 annual short term incentive program payout.  The grant date fair value of such RSU awards was reported in the “Grants of Plan-Based Awards for the 2018 Fiscal Year” table included in our 2019 proxy statement filed with the SEC on April 23, 2019.  The amount reported in this column for 2018 for Mr. Yang also includes a $500,000 sign-on bonus.

(2)

The amounts shown for 2019 reflect the full aggregate grant date fair value of stock-based awards granted during 2019 (other than RSU awards granted in settlement of a portion of the officer’s 2018 annual short term incentive program payout as described in footnote (1) above), computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and do not reflect that actual value that may be recognized by each Named Executive Officer.  On February 25, 2019, the Named Executive Officers (other than Mr. Chazen) received the following annual grants: (a) time-based RSUs with a grant date fair value per share of $12.52, which is the closing price of our Class A Common Stock on the grant date, and (b) PSUs subject to both continued service and TSR vesting conditions, with a grant date fair value per share of $13.84, which was determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target.  For assumptions made in the valuation of the awards reported in this column, see also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2019.  For a further description of these awards, see “Compensation Discussion and Analysis—2019 Compensation Decisions—Long Term Equity-Based Compensation.”

(3)

The amounts shown for 2019 reflect bonus payments made in March 2020 to the Named Executive Officers (other than Mr. Chazen) pursuant to our 2019 Bonus Program, which amounts were determined based on the Company’s achievements with respect to certain quantitative and qualitative performance objectives.  See “Compensation Discussion and Analysis—2019 Compensation Decisions—Annual Incentive Program” for more information regarding the 2019 Bonus Program.

(4)

For 2019, “All Other Compensation” reflects Company-paid 401(k) plan contributions.  For 2018, this column includes for Mr. Stavros $80,000 in consulting fees received for services performed prior to the consummation of the Business Combination and his commencement of employment with the Company.

(5)

Mr. Chazen has served as our Chief Executive Officer and President since our inception in February 2017 and as Chairman of the Board since May 2017.  Prior to the consummation of the Business Combination, Mr. Chazen did not receive any cash compensation for services rendered to us.

(6)

Mr. Stavros became our Executive Vice President and Chief Financial Officer as of the closing of the Business Combination in July 2018.  Prior to consummation of the Business Combination, Mr. Stavros performed consulting services for us beginning April 1, 2018.

(7)	Mr. Yang was hired as our Executive Vice President, General Counsel and Corporate Secretary in September 2018.
(8)	Mr. Millican was hired as our Senior Vice President, Operations in November 2018.

Grants of Plan-Based Awards for the 2019 Fiscal Year

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the 2019 fiscal year for services performed in 2019.  For a further description of these awards, including performance and service vesting conditions, see “Compensation Discussion and Analysis—2019 Compensation Decisions—Annual Incentive Program” and “—Long Term Equity-Based Compensation.”  This table does not report amounts attributable to RSU awards granted in February 2019 to the Named Executive Officers (other than Mr. Chazen) in settlement of 1/3 of each such officer’s 2018 annual short term incentive program payout as such awards are attributable to 2018 services and were previously reported in the “Grants of Plan-Based Awards for the 2018 Fiscal Year” table included in our 2019 proxy statement filed with the SEC on April 23, 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Christopher G. Stavros	2/25/2019	—	$416,000	$624,000	—	—	—	—	—
	2/25/2019	—	—	—	31,224	62,448	93,972	—	$864,280
	2/25/2019	—	—	—	—	—	—	62,448	$781,849

Timothy D. Yang	2/25/2019	—	$361,920	$542,880	—	—	-	—	—
	2/25/2019	—	—	—	27,165	54,330	81,495	—	$751,927
	2/25/2019	—	—	—	—	—	—	54,330	$680,212

Steve F. Millican	2/25/2019	—	$211,120	$316,680	-	-	—	—	—
	2/25/2019	—	—	—	15,092	30,183	45,275	—	$417,733
	2/25/2019	—	—	—	—	—	—	30,183	$377,891

(1)

Reflects potential cash payouts under our 2019 Bonus Program, which is administered pursuant to our Long Term Incentive Plan.  The “Target” level reported in this table reflects each participating Named Executive Officer’s bonus target percentage multiplied by his annual salary rate in effect on December 31, 2019; however, the target performance level for each of the quantitative performance objectives (Operating Margin and Free Cash Flow Percentage), which each constitute 40% of the award, is a range of performance outcomes.  If the lowest specified outcome in the range is not achieved, then no amount will be paid with respect to that portion of the award.  If the highest specified outcome in the range is achieved or exceeded, then the maximum amount attributable to that portion of the award will be paid.  For actual performance outcomes falling within the range, the Committee subjectively determines the actual payout amount for that portion of the award.  There are no specified target performance levels with respect to the qualitative performance objective portion, which comprises 20% of the award.  The “Maximum” level reported in this table is based on the highest total possible payout amount of 150% of each participating Named Executive Officer’s award.  The amount actually paid to the Named Executive Officers for 2019 with respect to the 2019 Bonus Program are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

Reflects the potential number of PSUs that may be earned with respect to the PSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2019 under our Long Term Incentive Plan, which awards are subject to both continued service and TSR vesting conditions.  The participating Named Executive Officers may earn from 0% to 150% of the target award based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2019, and ending on December 31, 2021, with vesting occurring subject to continued employment or service through the date of settlement of the award.  The “Threshold” level reported in this table is based on the lowest possible earned amount of 50%, although the minimum potential payout is zero.  The “Maximum” level reported is based on the highest possible earned amount of 150%.  The participating Named Executive Officers are eligible to receive cash dividend equivalents with respect to PSUs that have not previously been forfeited or settled, although we do not currently pay dividends.

(3)

Reflects the number of RSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2019 for services performed in 2019 under our Long Term Incentive Plan, which awards are subject to continued service vesting conditions.  These RSUs vest in substantially equal 1/3 installments on the first, second and third anniversaries of March 1, 2019, which is the vesting commencement date.  The Named Executive Officers are eligible to receive cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, although we do not currently pay dividends.

(4)

Reflects the full aggregate grant date fair value of stock-based awards granted during 2019 for services performed in 2019, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each Named Executive Officer. For the PSUs, the grant date fair value per share was $13.84, which is determined using a Monte Carlo simulation based on the probable outcome of achieving the performance target. For the RSUs, the grant date fair value was based on a per share price of $12.52, which is the closing price of our Class A Common Stock on the grant date.  For assumptions made in the valuation of the awards, see also Note 14—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information about our Named Executive Officers’ outstanding equity awards at December 31, 2019. See also “Potential Payments Upon Termination or a Change of Control” for additional information regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.  Awards granted to Messrs. Stavros and Yang in 2018 were approved by the Compensation Committee to be granted immediately following the effectiveness of the Form S‑8 registration statement for our Long Term Incentive Plan, which was filed with the SEC on October 5, 2018.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a

Christopher G. Stavros	10/8/2018	75,001 (a)	$943,513	—	—
	10/8/2018	168,750 (b)	$2,122,875	—	—
	2/25/2019	16,653 (c)	$209,495	—	—
	2/25/2019	62,448 (d)	$785,596	93,672	$1,178,394
Timothy D. Yang	10/8/2018	58,334 (e)	$733,842	—	—
	10/8/2018	108,334 (b)	$1,362,842	—	—
	2/25/2019	14,488 (c)	$182,259	—	—
	2/25/2019	54,330 (d)	$683,471	81,495	$1,025,207
Steve F. Millican	11/7/2018	36,667 (f)	$461,271	—	—
	11/7/2018	82,500 (f)	$1,037,850	—	—
	2/25/2019	8,451 (c)	$106,314	—	—
	2/25/2019	30,183 (d)	$379,702	45,275	$569,560

(1)	Reflects the following awards made to the Named Executive Officers (other than Mr. Chazen) that were subject solely to continued service vesting conditions as of December 31, 2019:
a.	RSUs granted to Mr. Stavros on October 8, 2018, which vest in three equal installments on August 1, 2019, 2020 and 2021, subject to his continued service through the vesting dates.
b.

PSUs that were granted to Messrs. Stavros and Yang on October 8, 2018.  Under the terms of these PSU awards, Messrs. Stavros and Yang could earn from 0% to 150% of the target award if our closing stock price remained at or above certain levels for a specified number of days within any period of 20 consecutive trading days during the performance period commencing August 1, 2018 and ending July 31, 2021. The relevant performance condition to earn the “Maximum” amount of 150% of the target award was achieved on October 10, 2018.  However, the awards remain subject to continued service vesting conditions, with vesting occurring: (i) in the case of Mr. Stavros, on the settlement date occurring within 60 days following the end of the performance period, and (ii) in the case of Mr. Yang, (A) with respect to 1/3 of the target number of PSUs, on the first anniversary of September 20, 2018, (B) with respect to 1/36 of the target number of PSUs, on the first day of each month thereafter through September 1, 2021, and (C) with respect to the remaining 50,000 PSUs (representing the “Maximum” earned shares above the target number), on September 20, 2021, in each case, subject to continued service through the vesting dates.

c.

RSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2019 in settlement of 1/3 of each such officer’s 2018 annual short term incentive program payout.  These RSUs vest in full on March 15, 2020, subject to continued service through the vesting date.

d.

RSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2019, which vest in three equal installments on March 1, 2020, 2021 and 2022, subject to continued service through the vesting dates.

e.

RSUs granted to Mr. Yang on October 8, 2018, which vest (i) with respect to 1/3 of the RSUs, on the first anniversary of September 20, 2018, and (ii) with respect to 1/36 of the RSUs, on the first day of each month thereafter through September 1, 2021, in each case, subject to his continued service through the vesting dates.

f.

RSUs granted to Mr. Millican on November 7, 2018, which vest (i) in the case of the award of 55,000 RSUs, in three equal installments on November 1, 2019, 2020 and 2021, and (ii) in the case of the award of 82,500 RSUs, in full on November 1, 2021, in each case, subject to his continued service through the vesting dates.

(2)

Calculated by multiplying the number of RSUs or PSUs, as applicable, reported in the preceding column by the closing price of our Class A Common Stock on the New York Stock Exchange (“NYSE”) on December 31, 2019, which was $12.58.

(3)

Reflects PSUs granted to the Named Executive Officers (other than Mr. Chazen) on February 25, 2019.   The participating Named Executive Officers may earn from 0% to 150% of the target award granted based on our cumulative stockholder return relative to the TSR Peer Group for the performance period beginning January 1, 2019, and ending on December 31, 2021, with vesting occurring subject to continued employment or service through the date of settlement of the award.  The number of PSUs reported in the table above reflects 150% of the target number of awarded PSUs based on our relative TSR performance for the performance period, assuming such period ended on December 31, 2019.

(4)	Calculated by multiplying the number of PSUs reported in the preceding column by the closing price of our Class A Common Stock on the NYSE on December 31, 2019, which was $12.58.

Stock Vested in the 2019 Fiscal Year

The following table contains information regarding the vesting during 2019 of RSUs and PSUs previously granted to our Named Executive Officers (other than Mr. Chazen):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stephen I. Chazen	n/a	n/a

Christopher G. Stavros	37,499	$388,490

Timothy D. Yang	83,332	$954,431

Steve F. Millican	18,333	$186,080

(1)

Reflects the gross number of shares acquired upon vesting of RSUs during 2019, without reduction for any shares withheld to satisfy applicable tax obligations.  For Mr. Yang, the table also includes the vesting during 2019 of 41,666 PSUs awarded on October 8, 2018.

(2)

Represents the value of RSUs and PSUs that vested during 2019, calculated by multiplying (a) the number of RSUs or PSUs that vested, by (b) the closing price of our Class A Common Stock on the applicable vesting date or, if the vesting date is not a NYSE trading day, the next trading day.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation by Named Executive Officers on a basis that is not tax qualified.

Potential Payments Upon Termination or a Change of Control

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers.  The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all our salaried employees) are provided under the award agreements governing outstanding RSU and PSU awards.  Please see “Compensation Discussion and Analysis—2019 Compensation Decisions—Long Term Equity Based Compensation” and “—Other Compensation—Severance and Change of Control Benefits” for further discussion regarding these awards.

Restricted Stock Unit Awards

Under the RSU award agreements outstanding as of December 31, 2019, in the event a Named Executive Officer’s employment or service is terminated by us without Cause or the Named Executive Officer resigns for Good Reason, in either case, within 12 months following a Change of Control, outstanding RSUs will vest in full and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards upon a Change of Control, the RSUs will vest in full upon the Change of Control and be settled within 60 days.

The RSUs granted on February 25, 2019 in settlement of 1/3 of certain officers’ 2018 annual short term incentive program payout contain these same terms, except such outstanding RSUs will vest in full in the event the Named Executive Officer’s employment or service is terminated by us without Cause or the Named Executive Officer resigns for Good Reason, in either case, at any time prior to the vesting date of the awards.

With respect to the 82,500 RSUs awarded to Mr. Millican in 2018, in the event his employment or service with the Company is terminated by the Company without Cause or due to his resignation for Good Reason, in either case, on or after November 1, 2019, Mr. Millican may earn a pro-rata portion of the RSUs equal to the total number of RSUs subject to the award, multiplied by a fraction, the numerator of which is the number of complete months that have elapsed between November 1, 2018 and the termination date, and the denominator of which is 36.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable vesting date of an RSU award, all unvested RSUs are forfeited and cancelled.  If a Named Executive Officer is terminated for Cause, all RSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

Performance Share Unit Awards

Treatment of 2018 PSUs Based on Stock Price Performance

With respect to the PSUs granted to Messrs. Stavros and Yang in 2018, the relevant stock price performance condition to earn the “Maximum” amount of 150% of the target award was achieved on October 10, 2018. Mr. Yang’s PSU award provides for monthly vesting at the target level of performance or, if lower, at the actual performance level as of the applicable vesting date, following the first anniversary of the vesting commencement date, instead of three year cliff vesting like Mr. Stavros’s award.

Under these awards, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned as of the Change of Control based on actual performance (the “Frozen PSUs,” which in the case of Mr. Yang, will be reduced by the cumulative number of PSUs that have been previously settled), will remain outstanding and will vest subject to satisfaction of the applicable continued service requirements in accordance with the vesting schedule set forth in the award agreement; provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Frozen PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Frozen PSUs will vest in full upon the Change of Control and be settled within 60 days.

In the event the Named Executive Officer’s employment or service with the Company is terminated by the Company without Cause or due to the officer’s resignation for Good Reason, in either case, on or after the first anniversary of the vesting commencement date of the PSU award, the officer may earn a pro-rata portion of the PSUs equal to the maximum number of PSUs, (i) multiplied by a fraction, the numerator of which is the number of complete months that have elapsed between the vesting commencement date and the termination date and the denominator of which is 36, (ii) minus, in the case of Mr. Yang, the cumulative number of PSUs that have been previously settled prior to the date of such termination, in any case, with settlement to occur within 60 days following the termination date.

In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable dates specified in the PSU awards, all unvested PSUs are forfeited and cancelled.  If a Named Executive Officer is terminated for Cause, all PSUs that have not been settled (whether vested or unvested) will be terminated and forfeited automatically.

Treatment of 2019 PSUs Based on Relative TSR Performance

Under the PSUs granted to the Named Executive Officers (other than Mr. Chazen) in 2019, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned as of the Change of Control based on actual performance (the “Frozen PSUs”) will remain outstanding and will vest subject to the Named Executive Officer’s continued service through the end of the original performance period; provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Frozen PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Frozen PSUs will vest in full upon the Change of Control and be settled within 60 days.

If the Named Executive Officer’s employment or service is terminated by the Company without Cause or due to his resignation for Good Reason, in each case, following the end of the performance period, but prior to the date of settlement of the PSUs, then the Named Executive Officer will still receive payment with respect to earned PSUs on the date of settlement.  In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the settlement date of the PSU award, all unvested and unpaid PSUs are forfeited and cancelled.

Applicable Definitions

For purposes of the RSU and PSU awards, the following terms are generally defined as set forth below:

“Cause” means (i) the officer’s material breach of the award agreement or any other written agreement between the officer and the Company or an affiliate or the officer’s breach of any applicable Company policy or code of conduct; (ii) the officer’s commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) the officer’s commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the officer’s willful failure or refusal, other than due to disability, to perform the officer’s obligations pursuant to this award agreement or to follow any lawful directive from the Company, as determined by the Company, which, if curable, remains uncured for 30 days after written notice is provided to the officer of the obligation to cure such actions or omissions.

“Good Reason” means the officer’s resignation within 90 days after any of the following events, unless the officer consents to the applicable event: (i) a material decrease in the officer’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the officer’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the officer’s then-current title or position; (iii) relocation of the officer’s principal work location to a location more than 50 miles from the officer’s then-current principal location of employment; or (iv) a material breach by the Company or an affiliate of the award agreement or any other material agreement.  In order to trigger Good Reason, the officer must: (1) provide the Company, within 60 days of the officer’s knowledge of the occurrence of the alleged Good Reason event, written notice specifying the applicable facts and circumstances underlying such alleged Good Reason event; and (2) provide the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

“Change of Control” generally means the occurrence of any of the following events: (i) the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person of 50% or more of either the then outstanding shares of stock or the combined voting power of the then outstanding voting securities of the Company; (ii) as a result of or in connection with a contested election of directors, individuals who constitute the Board cease for any reason to constitute at least a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity in which we are not the surviving company; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution.  A sale or acquisition of stock by the EnerVest investors does not constitute a Change of Control.

Quantification of Payments

The following table sets forth potential payments or benefits pursuant to the RSU and PSU awards upon certain terminations of employment or a Change of Control for each of the Named Executive Officers (other than Mr. Chazen, who does not hold any outstanding RSUs or PSUs). For all scenarios reflected in the table, the trigger event is assumed to occur on December 31, 2019 and the amounts for unvested RSUs and PSUs outstanding as of that date that are accelerated are calculated by multiplying the number of RSUs or PSUs by $12.58 (the closing price of our Class A Common Stock on the NYSE on December 31, 2019).  The actual amounts to be paid out in any scenario can only be determined at the time of a Named Executive Officer’s actual separation from the Company or when a Change of Control actually occurs.

Name	Change of Control (successor assumes awards)	Change of Control (successor does not assume awards)	Termination without Cause or for Good Reason within 12 months following a Change of Control (1)	Termination without Cause or for Good Reason following First Anniversary of Grant Date
Stephen I. Chazen
RSUs	n/a	n/a	n/a	n/a
PSUs	n/a	n/a	n/a	n/a
Total	$0	$0	$0	$0

Christopher G. Stavros
RSUs	—	$1,938,603	$1,938,603	—
PSUs (2)	—	$3,301,269	$3,301,269	$1,002,469
Total	$0	$5,239,872	$5,239,872	$1,002,469

Timothy D. Yang
RSUs	—	$1,599,572	$1,599,572	—
PSUs (2)	—	$2,388,049	$2,388,049	$262,092
Total	$0	$3,987,621	$3,987,621	$262,092

Steve F. Millican
RSUs	—	$1,985,137	$1,985,137	$403,608
PSUs (2)	n/a	$569,560	$569,560	—
Total	$0	$2,554,697	$2,554,697	$403,608

(1)

Includes RSUs granted on February 25, 2019 in settlement of 1/3 of certain officers’ 2018 annual short term incentive program payout, which awards provide for vesting upon any termination of employment by the Company without Cause or due to the Named Executive Officer’s resignation for Good Reason, in either case, at any time prior to the vesting date of the awards.  The continued service vesting requirements for such RSUs were fully satisfied by the Named Executive Officers on March 15, 2020.

(2)

The PSU amounts are calculated assuming a number of earned shares equal to (i) 150% of the target number of PSUs, in the case of PSUs granted in 2018, which is the level of performance previously achieved with respect to such awards on October 10, 2018, and (ii) 150% of the target number of PSUs, in the case of PSUs granted in 2019, which is based on our relative TSR performance for the performance period, assuming such period ended on December 31, 2019.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information:

	Total Compensation for 2019		CEO to Median Employee Pay Ratio
Chairman, President and Chief Executive Officer	$270,000	(1)	1.11 to 1
Median Employee	$243,275	(2)	(for every $1 earned by the Median Employee, our Chairman, President and Chief Executive Officer earns $1.11)

(1)

With respect to the total compensation of our Chairman, President and Chief Executive Officer, we used the amount reported for 2019 in the “Total” column of our 2019 Summary Compensation Table included in this proxy statement.

(2)

Total compensation for 2019 for our Median Employee was calculated by adding together the following elements of such employee’s compensation for fiscal year 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K: (a) the Median Employee’s salary paid during 2019; (b) the Median Employee’s cash bonus compensation for fiscal year 2019; (c) the grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted to the Median Employee during 2019; and (d) the amount of Company-paid contributions made on the Median Employee’s behalf to our 401(k) plan for 2019.  No amounts were included with respect to premiums or other amounts paid by us for health and welfare benefits under our non-discriminatory benefit plans.

To identify the median of the annual total compensation of our employees (excluding our Chairman, President and Chief Executive Officer), we did the following:

•

As of our selected Median Employee identification date of December 31, 2019, we determined that our employee population (including all full-time, part-time, temporary and seasonal employees, other than our Chairman, President and Chief Executive Officer) consisted of 44  individuals located in the United States.  We did not include any individuals classified by us as independent contractors or leased employees for payroll tax or employment law purposes as of December 31, 2019, and we did not include any individuals performing services for us pursuant to the Services Agreement.

•

We then used the amount of salary and other wages from our payroll records as reported to the Internal Revenue Service in box 5 of Form W‑2 for fiscal year 2019, which amount was consistently applied for each of the 44  employees included in the calculation, to rank the compensation of all such employees.  In making this determination, we did not annualize the base salary compensation of any full-time or part-time employees who were hired in fiscal year 2019 or of any individuals on an unpaid leave of absence during any part of fiscal year 2019.  We selected as our Median Employee an individual whose applicable Form W‑2 compensation was within $12,213 of the exact median compensation amount.

The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and the SEC guidance promulgated thereunder.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2019.  Our only equity compensation plan is the Long Term Incentive Plan, which was approved by our stockholders on July 17, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by security holders	1,967,780	n/a	9,584,661
Equity compensation plans not approved by security holders	n/a	n/a	n/a
TOTAL	1,967,780	n/a	9,584,661

(1)

Of the 1,967,780 shares of Class A Common Stock shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 1,132,909 were subject to RSUs and 834,871 were subject to PSUs (at 150% of the target number of shares since (a) in the case of PSUs granted in 2018, the relevant performance condition to earn the “maximum” amount of 150% of the target award was achieved on October 10, 2018, and (b) in the case of PSUs granted in 2019, our relative TSR performance for the performance period, assuming such period ended on December 31, 2019, would result in a payout at the maximum level of 150%).

(2)	We have not granted any options under the Long Term Incentive Plan. RSU and PSU awards outstanding as of December 31, 2019 are not subject to exercise and do not have an exercise price.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.  Based upon the outcome of our 2019 say-on-pay frequency vote, we will hold an annual advisory say-on-pay vote at our annual stockholder meeting each year until the next say-on-pay frequency vote, which, in accordance with applicable law, will occur no later than our Annual Meeting of Stockholders in 2025.

Advisory Say-on-Pay Vote

We believe Magnolia’s long term success depends in large measure on the talents of our officers and other employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality individuals. We further believe the compensation provided to our Named Executive Officers for 2019 appropriately links executive compensation to performance, aligning the interests of our executive officers and those of our stockholders.  We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2019.

We value the feedback provided by our stockholders. We have discussions with many of our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and consider the views of stockholders regarding the design and effectiveness of our executive compensation program.

We ask that you cast your vote to endorse Magnolia’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to Magnolia’s Named Executive Officers, as disclosed in the 2020 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The above say-on-pay vote is being provided pursuant to SEC regulations. While this vote does not bind the Company, the Board or the Compensation Committee to any particular action, we value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal.  Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP (“KPMG”), which has been our independent audit firm since February 14, 2017, as our independent registered public accounting firm for the 2020 fiscal year. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote. However, if the stockholders do not ratify the selection of KPMG as our independent registered public accounting firm for the 2020 fiscal year, our Audit Committee intends to reconsider the selection of KPMG as our independent registered public accounting firm going forward. A representative of KPMG is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Audit Fees and Services

The following is a summary of fees for professional services provided by our independent registered public accounting firm for the years ended December 31, 2018 and December 31, 2019:

	For the Period from January 1, 2018 to December 31, 2018	For the Period from January 1, 2019 to December 31, 2019
Audit Fees (1)	$944,300	$2,246,000
Audit-Related Fees (2)	364,000	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$1,308,300	$2,246,000

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning, and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services including permitted due diligence services related to a potential business combination.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for Magnolia by our independent registered accounting firm in 2018 and 2019.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this Proposal.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with our independent registered public accounting firm, KPMG, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Audit Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10‑K for the fiscal year ended December 31, 2019.

Submitted by:

Audit Committee of the Board of Directors

James R. Larson, chair
Angela M. Busch
Dan F. Smith

OTHER INFORMATION

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2020 Annual Meeting of Stockholders located at the beginning of this proxy statement.  If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Director Nominees and Other Stockholder Proposals for the 2021 Annual Meeting

If you wish to present a proposal to be considered for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders, you must submit the proposal in writing to our Corporate Secretary at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and we must receive your proposal not later than November 20, 2020 (the 120th day prior to the anniversary of the date we released  materials for the 2020 Annual Meeting to stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a‑8 under the Securities Exchange Act of 1934.

Under our Bylaws, and as SEC regulations permit, you must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Specifically, you must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

For our 2021 Annual Meeting of Stockholders, we must receive such notice between January 4, 2021, and February 3, 2021. If circumstances change and we do not hold the 2021 Annual Meeting in May as we currently expect, any notice must be received no earlier than the close of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the Annual Meeting of Stockholders was first made. If we hold a special meeting, we must receive the notice no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about the nominee or the proposed business, as applicable, and the stockholder making the nomination or proposal. We will disregard any nomination or proposal that does not comply with these requirements.

Householding

Stockholders residing in the same household who hold their stock through a broker, bank or other nominee may receive only a single set of proxy materials in accordance with a notice sent earlier by their broker, bank or other nominee. This practice will continue unless instructions to the contrary are received by your broker, bank or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, or by calling (713) 842‑9050.  If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2019 Annual Report and Form 10-K are available at www.proxyvote.com. E96527-P34073 MAGNOLIA OIL & GAS CORPORATION Annual Meeting of Stockholders May 4, 2020 This proxy is solicited by the Board of Directors The undersigned stockholder of Magnolia Oil & Gas Corporation (herein, the "Company") hereby makes, constitutes and appoints Christopher G. Stavros and Timothy D. Yang, and each of them, as lawful attorneys-in-fact and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the Company's Class A Common Stock and/or Class B Common Stock that the undersigned is entitled to vote at the Company's 2020 Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time, on May 4, 2020, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046, and any adjournment or postponement thereof (the "Annual Meeting"). This proxy card, when properly executed and submitted by mail, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy will be voted, in accordance with the Board of Directors' recommendations, "FOR" the election of all director nominees under Proposal 1, "FOR" Proposal 2 and Proposal 3, and in the discretion of the proxy holders with respect to such other business as may properly come before the Annual Meeting. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney, other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto at the Annual Meeting. Continued and to be marked, dated and signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MAGNOLIA OIL & GAS CORPORATION NINE GREENWAY PLAZA, SUITE 1300 HOUSTON, TX 77046 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so it is received no later than May 3, 2020. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E96526-P34073 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MAGNOLIA OIL & GAS CORPORATION Each proposal below is proposed by Magnolia Oil & Gas Corporation and is not conditioned on the approval of any other proposal. The Board of Directors recommends you vote FOR each of the nominees listed in the following proposal: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Stephen I. Chazen ! ! ! 1b. Arcilia C. Acosta 2. Advisory, non-binding resolution regarding the compensation of our named executive officers for 2019 ("say-on-pay vote") 1c. Angela M. Busch 3. Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year ! ! ! 1d. Edward P. Djerejian 1e. James R. Larson NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f. Dan F. Smith 1g. John B. Walker Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date